Exhibit 99.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EAGLE PARENT, INC.,

SUN5 MERGER SUB, INC.,

ACTIVANT GROUP INC.

and

THE STOCKHOLDERS’ REPRESENTATIVE NAMED HEREIN

Dated as of April 4, 2011

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5.12	Material Contracts	42
5.13	Employee Benefit Plans	44
5.14	Labor	45
5.15	Litigation	46
5.16	Compliance with Laws; Permits	46
5.17	Environmental Matters	46
5.18	Insurance	47
5.19	Transactions with Related Persons; Affiliates	48
5.20	Financial Advisors	48

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		48

6.1	Organization and Good Standing	48
6.2	Authorization of Agreement	48
6.3	Conflicts; Consents of Third Parties	49
6.4	Litigation	49
6.5	Financial Advisors	49
6.6	Financing	49
6.7	Solvency	50
6.8	Investment Representation	51
6.9	No Prior Activities	51
6.10	Epicor Merger Agreement	52

ARTICLE VII COVENANTS		52

7.1	Access to Information	52
7.2	Conduct of the Business Pending the Closing	52
7.3	Consents	56
7.4	Regulatory Approvals	56
7.5	Further Assurances	58
7.6	Confidentiality	58
7.7	Indemnification, Exculpation and Insurance	59
7.8	Preservation of Records	60
7.9	Publicity	60
7.10	Employment and Employee Benefits	61
7.11	Financing	62
7.12	Financing Assistance	64
7.13	Termination of Affiliate Arrangements	65
7.14	Exclusivity	65
7.15	Closing Certificate	66
7.16	Company Stockholder Approval	66
7.17	Certain Indebtedness	66
7.18	Share Repurchase Agreement	67
7.19	Epicor Merger Agreement	67
7.20	Notification of Certain Matters	68
7.21	Deliverables	68
7.22	Certain Tax Matters; Repatriation of Cash	68

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ARTICLE VIII CONDITIONS TO CLOSING		69

8.1	Conditions Precedent to Obligations of Parent and Merger Sub	69
8.2	Conditions Precedent to Obligations of the Company	70
8.3	Frustration of Closing Conditions	71

ARTICLE IX ADDITIONAL AGREEMENTS		71

9.1	No Other Representations	71
9.2	No Survival of Representations, Warranties and Covenants	72

ARTICLE X MISCELLANEOUS		72

10.1	Remedies	72
10.2	Payment of Transfer Taxes	74
10.3	Expenses	75
10.4	Entire Agreement; Amendments and Waivers	75
10.5	Governing Law	75
10.6	Waiver of Jury Trial	76
10.7	Notices	76
10.8	Severability	77
10.9	Binding Effect; Assignment.	78
10.10	Non-Recourse	78
10.11	Provision Respecting Legal Representation	78
10.12	Parent Guarantee	79
10.13	Counterparts	79

EXHIBITS

Exhibits:

Exhibit A	–	Equity Commitment Letter
Exhibit B	–	Calculation of Net Working Capital
Exhibit C	–	Working Capital Escrow Agreement
Exhibit D	–	Form of Letter of Transmittal
Exhibit E	–	Termination and Release Agreement
Exhibit F	–	Share Repurchase Agreement
Exhibit G	–	Support Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2011 (this “Agreement”), by and among Eagle Parent, Inc., a Delaware corporation (“Parent”), Sun5 Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Activant Group Inc., a Delaware corporation (the “Company”) and Hellman & Friedman Capital Partners V, L.P., a Delaware limited partnership, solely in its capacity as agent and attorney-in-fact for the Company’s Stockholders and Common Optionholders (as defined herein) (the “Stockholders’ Representative”).

WITNESSETH:

WHEREAS, concurrently with the execution and delivery of this Agreement Parent is executing that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Element Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Element Merger Co.”), and Epicor Software Corporation (“Epicor”) (as it may be amended from time to time in accordance with its terms and the terms of this Agreement, the “Epicor Merger Agreement”), upon the terms and subject to the conditions therein, the parties thereto have agreed that on the Epicor Merger Closing Date, Element Merger Co. shall merge with and into Epicor in accordance with the provisions of the DGCL and thereafter Epicor, along with its subsidiaries, will become wholly-owned subsidiaries of Parent;

WHEREAS, the Board of Directors of each of Merger Sub and the Company has unanimously approved and declared advisable, and the Board of Directors of Parent has unanimously approved, this Agreement, the merger of Merger Sub with and into the Company (the “Merger”) and other transactions contemplated hereby, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and material inducement to the Company’s execution of this Agreement, certain funds affiliated with Apax Partners, L.P. (the “Sponsor”) are executing and delivering to the Company the Equity Commitment Letter in the form attached hereto as Exhibit A;

WHEREAS, immediately prior to execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s execution of this Agreement, the Company and Hellman & Friedman Capital Partners V, L.P. have executed and delivered to Parent the Share Repurchase Agreement dated as of the date hereof in the form attached hereto as Exhibit F providing that, upon the terms and subject to the conditions set forth therein, the Company will repurchase the one authorized and outstanding share of Series A Preferred Stock immediately prior to the Effective Time for an amount of cash equal to the Series A Preferred Stock Liquidation Preference of $1.00;

WHEREAS, immediately prior to execution and delivery of this Agreement, and as a condition and material inducement to Parent’s and Merger Sub’s execution of this Agreement, the Company and certain of the Company’s stockholders have executed and delivered to Parent a support letter agreement dated as of the date hereof in the form attached

1

hereto as Exhibit G (the “Support Agreement”) providing that such stockholders shall, among other things support the Merger and the other transactions contemplated hereby;

WHEREAS, immediately following the execution and delivery of this Agreement and no later than one (1) Business Day thereafter, the Company shall deliver to Parent a copy of the executed action by written consent of the stockholders of the Company evidencing the Stockholder Approval (as defined below);

WHEREAS, Parent desires to acquire 100% of the issued and outstanding capital stock of the Company in a reverse subsidiary merger transaction on the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Business Day” means any day of the year on which national banking institutions in New York, New York are open to the public for conducting business and are not required or authorized to close.

“Canadian Stock Option” means a Common Option granted under the Amended and Restated Activant Group Inc. 2006 Stock Incentive Plan under the form of option agreement for Canadian employees and non-employee directors.

“Cash on Hand” means, with respect to the Company and its Subsidiaries, all cash and cash equivalents, as of the close of business on the Business Day immediately prior to the Closing Date, determined in accordance with GAAP. Notwithstanding the previous sentence, Cash on Hand shall (1) be reduced for uncleared checks and drafts issued by the Company or any of its Subsidiaries and uncleared by the bank, (2) increased for checks and drafts received or deposited for the account of the Company and its Subsidiaries and not credited to the account of the Company or any of its Subsidiaries, as applicable, as of the close of business on the Business

Day immediately prior to the Closing Date, (3) not give effect to the advances with respect to Canadian Stock Options contemplated by Section 3.1(e), (4) be reduced by $2.3 million and (5) be increased by any Taxes (including interest and penalties) paid in cash before the Closing Date resulting from the repatriation of cash from Canadian Subsidiaries of the Company to the United States or arising under subsection 15(2) of the Income Tax Act (Canada).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Optionholder” means those Persons holding outstanding Common Options immediately prior to the Effective Time under any Company Option Plan.

“Common Options” means all options to acquire shares of Common Stock, granted under the Company Option Plans that are outstanding immediately prior to the Effective Time.

“Company Option Plans” means the Activant Solutions Holdings Inc. Second Amended and Restated 2000 Stock Option Plan for Key Employees and the Amended and Restated Activant Group Inc. 2006 Stock Incentive Plan, as such plans have been amended from time to time.

“Company Products” means all Software components, tools, applications, programs, frameworks or other Software that are currently marketed, or that have been marketed within the past one (1) year and are currently supported or maintained, by or for the Company or any of its Subsidiaries.

“Company Tax Benefit” means an amount, calculated as of the Closing Date, equal to 39% of the sum (without duplication) of the following amounts of the Company and its Subsidiaries: (i) 50% of any termination payments and any other deductions, costs or expenses related to the termination of the Interest Rate Swap on the Closing Date in accordance with Section 3.5, (ii) 100% of fees, amounts treated as interest or premium for income tax purposes, accelerated deductions of capitalized financing costs and any other deductions, costs or expenses related to repayment or redemption of the Notes and settlement or termination of related hedges on the Closing Date in accordance with Section 3.5, (iii) 50% of fees, costs and expenses payable to the Financial Advisor incurred pursuant to the Engagement Letter between Activant Solutions Inc. and the Financial Advisor, dated April 23, 2010, (iv) 55% of fees, costs and expenses payable to outside accounting firms incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (v) 35% of fees, costs and expenses payable to STB and other attorneys engaged by the Company or its Subsidiaries in connection with this Agreement and the transactions and other agreements contemplated by this Agreement and (vi) 100% of transaction, change of control, stock retention or similar bonuses, including, without limitation, the Unpaid Cash Bonuses, adopted or entered into by the Company and its Subsidiaries and payable to employees or directors of the Company or any of its Subsidiaries as a result of the consummation of the Merger.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal

Trade Commission Act, as amended, and all other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Contract” means any currently effective contract, indenture, note, bond, lease or other legally binding agreement.

“Debt Offering Documents” means all offering documents, private placement memoranda, bank information memoranda and similar documents required for the Debt Financing, including the Information Materials and the Offering Documents (each as defined in the Debt Commitment Letter).

“Environmental Law” means any applicable Law as in effect on or prior to the Closing Date relating to the protection of the environment, protection of human health as it relates to any harmful or deleterious substances or protection of natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), as each has been amended and the regulations promulgated pursuant thereto.

“Epicor Incremental Costs” means (i) all reasonable costs and expenses incurred by, and all other Liabilities of, the Company, the Company’s Affiliates and the Indemnitees arising from any litigation commenced by or on behalf of any securityholders of Epicor or brought as a derivative action in the name or on behalf of Epicor, or litigation between Epicor, on the one hand, and Parent and any of its Affiliates and/or the Company and any of its Affiliate on the other and (ii) the reasonable out-of-pocket fees and expenses incurred by the Company in connection with the review of the Epicor Merger Agreement and the agreements and other documents ancillary thereto, the Offer Documents and Proxy Statement (each as defined in the Epicor Merger Agreement) and all other filings and proceedings before any Governmental Body relating to the Epicor Merger Agreement or the transactions contemplated thereby (but excluding such fees and expenses incurred by the Company and its Affiliates prior to the commencement of negotiations between the Company and Parent with respect to the Merger); provided, that the Epicor Incremental Costs set forth in clause (ii) shall not exceed in the aggregate $300,000. For the avoidance of doubt, (A) any fees and expenses incurred in connection with any evaluation by the Company of an acquisition of Epicor by the Company (without the involvement of Parent or any of its Affiliates) and (b) fees, expenses and Liabilities to the extent arising out of the Merger and the other transactions effectuated pursuant to this Agreement and not from the matters described in clauses (i) and (ii) above, will not constitute Epicor Incremental Costs. The payment of any Epicor Incremental Costs with respect to reasonable fees and expenses shall be subject to the receipt of invoices related thereto.

“Epicor Merger” means the Merger as defined in the Epicor Merger Agreement.

“Epicor Merger Closing” means the Merger Closing as defined in the Epicor Merger Agreement.

“Epicor Merger Closing Date” means the Merger Closing Date as defined in the Epicor Merger Agreement.

“Epicor Offer” means the Offer as defined in the Epicor Merger Agreement.

“Epicor Offer Closing” means the Offer Closing as defined in the Epicor Merger Agreement.

“Epicor Offer Conditions” means the Offer Conditions as defined in the Epicor Merger Agreement.

“Epicor Offer Financing Condition” means the condition to the Epicor Offer set forth in clause c of Annex I to the Epicor Merger Agreement.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Estimated Net Working Capital” means the Company’s good faith estimate of the amount of Net Working Capital, based on the books and records of the Company and its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States, applied in a manner consistent with the principles and methodologies used in the preparation of the Financial Statements.

“Governmental Antitrust Entity” means any Governmental Body with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, European Union, multi-national or other supra-national, national, federal, regional, state or local or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any court, arbitrator, arbitration panel or similar judicial body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means, without duplication, (i) the principal of and accrued interest, breakage costs, expense reimbursements, premiums, penalties and other fees, charges, payments and expenses (if any) that are required to be paid by a borrower to a lender pursuant to a customary payoff letter, in each case, in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of the type referred to in clause (i) of other Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations, (iii) any capitalized lease obligations as determined in accordance with GAAP, (iv) any obligations under interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (including any amounts payable as a result of the termination of the Interest Rate Swap) to the extent that such amounts have not been paid by the Company as of the close of business on the Business Day immediately prior to the Closing Date, and (v) all outstanding reimbursement obligations in respect of drawn letters of credit issued for the account of such Person (but for the avoidance of doubt excluding any obligations in respect of undrawn letters of credit). Notwithstanding the foregoing, “Indebtedness” shall not include any interest that will accrue with respect to the Notes between the Closing Date and the redemption date for the Notes as contemplated by Section 7.17.

“Indenture” means the Indenture, dated as of May 2, 2006, between the Company, Wells Fargo, National Association, as Trustee, and the other parties thereto, as amended from time to time.

“Independent Accountant” means Deloitte LLP or such other firm of independent accountants of national standing to which the parties agree.

“Intellectual Property” means all intellectual property rights existing anywhere in the world, including all: (i) patents and patent applications, including continuations, divisionals, continuations-in-part, reissues or reexaminations and patents issuing thereon (collectively, “Patents”), (ii) trademarks, service marks, trade dress, logos, corporate names, trade names, Internet domain names, and all other indicia of origin, together with the goodwill associated with any of the foregoing, and all applications and registrations therefor (collectively, “Marks”), (iii) copyrights and registrations and applications therefor, works of authorship and moral rights (collectively, “Copyrights”) and (iv) trade secrets, discoveries, concepts, ideas, research and development, algorithms, know-how, formulae, inventions (whether or not patentable), technologies, processes, techniques, methodologies, protocols, methods, technical data, architectures, layouts, designs, drawings, specifications, databases, and customer lists (collectively, “Trade Secrets”), including, for the avoidance of doubt, any of the foregoing intellectual property rights in Software.

“Interest Rate Swap” means that certain interest rate swap dated April 21, 2006 by and between Deutsche Bank AG and Activant Solutions Inc.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company” means the actual knowledge of those Persons identified on Schedule 1.1(a), in each case without obligation of inquiry; provided, that such Persons have reviewed the applicable portions of this Agreement and the Schedules hereto.

“Law” means any law, common law, statute, code, ordinance, rule, regulation or Order, of any Governmental Body.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, charges, complaints, investigations or other proceedings (public or private), by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, asserted or unasserted, due or to become due, accrued or unaccrued or liquidated or unliquidated).

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, easement, servitude or other similar encumbrance. Solely for purposes of Section 5.12, it is understood that “Lien” does not include any license or similar right granted with respect to any Intellectual Property.

“Marketing Period” means the first period of twenty-five (25) consecutive Business Days after the date hereof: (A) commencing on the date Parent shall have received (i) the Required Financial Information that the Company is required to provide to Parent pursuant to Section 7.12 and (ii) the financial information that Epicor is required to provide to Parent in order to satisfy the condition in paragraph 13 of Exhibit D of the Debt Commitment Letter (the “Epicor Required Financial Information”); provided that filing such financial information on form 10-K and form 10-Q will satisfy the requirement to provide the Required Financial Information and the Epicor Required Financial Information, as the case may be, to Parent, (B) throughout which nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 8.1(a), Section 8.1(b) or Section 8.1(c) or Section 7.1(c), Section 7.2(a) or Section 7.2(b) of the Epicor Merger Agreement to fail to be satisfied, assuming the Closing were to be scheduled for any time during such 25-Business Day period and (C) during the last three (3) Business Days of such 25-Business Day period the conditions set forth in Section 8.1(d) and Section 7.1(b) of the Epicor Merger Agreement shall have been satisfied.

“Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development that, individually or in the aggregate with any such other changes, events, effects, occurrences, state of facts or developments, (a) has had or would reasonably be expected to have a material and adverse effect on the business, results of operations, assets and other rights (taken as a whole) or financial condition of the Company and its Subsidiaries taken as a whole, or (b) has a material adverse effect on the ability of the Company to consummate the Merger, other than, in the case of clause (a), any changes, events, effects, occurrences, state of facts or developments arising out of, relating to or attributable to: (A) operating, business, regulatory or other conditions in the industries in which the Company and its Subsidiaries operate (to the extent such effect, event, change, occurrence or circumstance does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to the Company’s and its Subsidiaries’ competitors); (B) general economic conditions, including changes in the credit, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world (to the extent such effect, event, change, occurrence or circumstance does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to the Company’s and its Subsidiaries’ competitors); (C) earthquakes, floods, natural disasters or other acts of nature; (D) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof (to the extent such effect, event, change, occurrence or circumstance does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to the Company’s and its Subsidiaries’ competitors); (E) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated hereby (including compliance with the covenants set forth herein (other than Section 7.2(a)) and any action taken or omitted to be taken by the Company or any of its Subsidiaries at the written request of Parent or Merger Sub), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, financing sources and employees and on revenue, profitability and cash flows; (F) any change in the cost or availability or other terms of any financing necessary for Parent and Merger Sub to consummate the transactions contemplated hereby; (G) any change in Laws or GAAP or other accounting rules, or the interpretation thereof; (H) the fact that the prospective owner of the Company and any of its Subsidiaries is Parent or any Affiliate of Parent; (I) any failure by the Company or any of its Subsidiaries or Parent or any of its Affiliates to meet projections, forecasts or estimates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (I)); (J) any change in the credit rating of the Company or any of its Subsidiaries or Parent or any of its Affiliates (provided, however, that any effect, event, change, occurrence or circumstance that caused or contributed to such change in such credit rating shall not be excluded under this clause (J)); (K) any breach by Parent or Merger Sub of this Agreement; and (L) Parent’s execution, delivery and performance of the Epicor Merger Agreement or the consummation of the Epicor Offer and the Epicor Merger.

“Materials of Environmental Concern” means any material, substance or waste characterized or regulated under Environmental Laws as “hazardous,” “toxic,” “radioactive” or a “pollutant” or “contaminant,” including gasoline or petroleum (including crude oil or any fraction thereof) or petroleum product, polychlorinated biphenyl, asbestos or asbestos-containing material, urea-formaldehyde insulation, radioactive material, or toxic mold.

“Net Working Capital” means Specified Current Assets minus Specified Current Liabilities, in each case, as of the close of business on the Business Day immediately prior to the Closing Date and as determined in accordance with Exhibit B.

“Net Working Capital Target” means the amount indicated as such on Exhibit B.

“Notes” means the 9 1/2% Senior Subordinated Notes due 2016 of Activant Solutions Inc. issued pursuant to the Indenture.

“Order” means any order, injunction, judgment, consent, settlement, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past practice.

“Per Share Portion” means, as of the time of determination, a fraction, the numerator of which is one, and the denominator of which is equal to (i) the number of shares of

Common Stock issued and outstanding immediately prior to the Effective Time (other than Common Stock held by the Company as treasury stock, but including any shares of Common Stock held by the Merger Sub, Parent or any Subsidiary of Parent immediately prior to the Merger), plus (ii) the number of shares of Common Stock issuable upon the exercise of all Common Options.

“Permits” means any approvals, authorizations, consents, licenses, permits, easements, variances, exceptions, orders or certificates of a Governmental Body.

“Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way, covenants, conditions, encumbrances and other similar matters disclosed in policies of title insurance delivered or made available to Parent prior to the date hereof; (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith; (iii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar Liens arising or incurred in the Ordinary Course of Business; (iv) zoning, building codes, entitlement and other land use and environmental regulations by any Governmental Body, none of which materially and adversely impact the value or current use and operation of the affected property; (v) Liens securing Indebtedness as disclosed in the Financial Statements; (vi) title of a lessor under a capital or operating lease; and (vii) such other imperfections in title, charges, easements, rights of way, restrictions, conditions, defects, exceptions and encumbrances that do not materially and adversely impact the value or current use and operation of the affected property.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Preferred Stock” means shares of preferred stock, par value $0.01 per share, of the Company.

“Pro Forma Financial Information” means the pro forma financial statements and other information required pursuant to Section 10 of Exhibit D of the Debt Commitment Letter.

“Representative” means, with respect to any Person, any officer, director, principal, partner, manager, member, attorney, accountant, agent, employee, consultant, financial advisor or other authorized representative of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” means the one share of Series A Preferred Stock, par value $0.01 per share, of the Company.

“Share Repurchase Agreement” means the Share Repurchase Agreement in the form of Exhibit F attached hereto, dated as of the date hereof, by and between the Company and Hellman & Friedman Capital Partners V, L.P., pursuant to which, upon the terms and subject to the conditions set forth therein, the Company will repurchase the one authorized and outstanding share of Series A Preferred Stock immediately prior to the Effective Time for an amount of cash equal to the Series A Preferred Stock Liquidation Preference of $1.00.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Specified Current Assets” means the assets of the Company and its Subsidiaries identified on Exhibit B as Specified Current Assets.

“Specified Current Liabilities” means the liabilities of the Company and its Subsidiaries identified on Exhibit B as Specified Current Liabilities.

“Subsidiary” means any Person (i) of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company or (ii) with respect to which the Company or any of its Subsidiaries is a general partner or managing member.

“Taxes” means (i) all foreign, national, federal, regional, provincial, state or local taxes, charges, fees, imposts, levies or other similar assessments imposed by any taxing authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i), and (iii) liability for the payment of any amounts described in the preceding clauses (i) or (ii) as a member of a consolidated, combined, unitary group under U.S. Treasury Regulation 1.1502-6, or any similar provision of state, local or foreign Law.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes and any schedules or attachments thereto.

“Transaction Costs” means (i) the fees and expenses payable by the Company or any of its Subsidiaries to any Financial Advisor, (ii) the fees and expenses payable by the Company or any of its Subsidiaries to STB and any other attorneys engaged by the Company or any of its Subsidiaries in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iii) the fees and expenses payable by the Company or any of its Subsidiaries to outside accountants or other advisors incurred in connection with this Agreement and the transactions and other agreements contemplated by this Agreement, (iv) all Transfer Taxes payable by the Company in accordance with Section 10.2 and (v) any transaction, change of control or similar bonuses adopted or entered into by the Company and its Subsidiaries and payable to employees or directors of the Company or any of its Subsidiaries as a result of the consummation of the Merger (but for the avoidance of doubt, excluding all severance or other payments (including severance or other payments that are triggered, in whole or in part, upon termination of employment at or after a change of control) to any such Person that would be payable upon such Person’s voluntary or involuntary termination of employment or service with or to the Company or any of its Subsidiaries). For the avoidance of doubt, Transaction Costs shall not include: (A) fees and expenses incurred by the Company or its Subsidiaries for which Parent is responsible for paying pursuant to Section 7.4, 7.12 or 7.17, (B) all Indebtedness, (C) all Epicor Incremental Costs and (D) any fees or expenses incurred by Parent or Merger Sub or any of their financial advisors, attorneys, accountants, advisors, consultants or other representatives or financing sources, regardless of whether any such fees or expenses may be paid by the Company or any of its Subsidiaries.

“Trustee” has the meaning set forth in the Indenture.

“Unpaid Cash Bonus” means, to the extent not paid prior to the close of business on the Business Day immediately prior to the Closing Date, all amounts payable by the Company to certain employees and directors of the Company and its Subsidiaries pursuant to retention bonus award letters entered into in November 2006 between the Company and such employees and directors, as such letters may have been amended from time to time.

“Working Capital Escrow” means the escrow account established pursuant to the Working Capital Escrow Agreement.

“Working Capital Escrow Agreement” means the escrow agreement to be entered into at Closing by Parent, the Company, the Stockholders’ Representative and the Escrow Agent in substantially the form attached hereto as Exhibit C with such changes thereto as may be required by the Escrow Agent.

“Working Capital Escrow Amount” means the amount indicated as such on Exhibit B.

(b) Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

***

Acquisition Proposal	7.14
Additional Common Option Merger Consideration	3.1(d)
Additional Merger Consideration	3.7(a)
Agreement	Preamble
Alternative Financing	7.11
Appraisal Shares	3.2
Balance Sheet	5.6(b)
Balance Sheet Date	5.6(b)
Benefits Continuation Period	7.10(a)
Certificate	3.1(c)
Certificate of Merger	2.3
Closing	2.2

Closing Date	2.2
Commitment Letters	6.6
Common Option Merger Consideration	3.1(d)
Common Stock	3.1
Common Stock Merger Consideration	3.1(c)
Company	Preamble
Company Award	5.4(c)
Company Benefit Plans	5.13(a)
Company Charter Documents	5.1
Company Documents	5.2
Company Fees	4.3
Company Liability Limitation	4.3(g)
Company Registered Intellectual Property	5.11(a)
Company Related Parties	4.3(g)
Company SEC Reports	5.6(a)
Company Stock	3.1
Company Tax Benefit	3.7(b)
Confidentiality Agreement	7.6
Continuing Employees	7.10(a)
Copyrights	1.1
Debt Commitment Letter	6.6
Debt Financing	10.1(a)
Debt Financing Sources	6.6
DGCL	2.1
Effective Time	2.3
Epicor Reimbursement	4.3
Epicor Termination Fee	4.3(e)
Equity Commitment Letter	6.6
Equity Financing	10.1(a)
ERISA	5.13(a)
Estimated Common Option Merger Consideration	3.1(d)
Estimated Merger Consideration	3.1(g)
Estimated Merger Consideration Elements Sum	3.1(g)(ii)
Exercise Number	3.1(d)
Existing Policy	7.7(d)
Financial Advisor	5.20
Financial Statements	5.6(b)
Fund Stockholders	10.11
Indemnitees	7.7(a)
Insurance Cap	7.7(d)
Letter of Transmittal	3.3(b)
Marks	1.1
Material Contracts	5.12(a)
Material In-Bound License Agreements	5.11(j)
Merger	Preamble
Merger Consideration	3.1(c)

Merger Consideration Elements	3.7(b)
Merger Sub	Preamble
Objection Notice	3.7(b)
Outside Date	4.1(a)
Parent	Preamble
Parent Documents	6.2
Parent Fees	4.3
Parent Plans	7.10(b)
Parent Related Parties	4.3(f)
Patents	1.1
Present Fair Salable Value	6.7
Pro Forma Financial Information	7.11
Pro Rata Portion	3.7(a)
Real Property Lease	5.10(a)
Real Property Leases	5.10(a)
Remaining Proceeds	3.7(e)(ii)
Restricted Commitment Letter Amendments	7.11
Scheduled Acquisition Cost Amount	3.1(g)(ii)
Schedules	Article V
Section 262	3.2
Solvency	6.7
Solvent	6.7
Specified Termination	4.3(a)
STB	10.11
Stockholder Approval	5.2
Stockholders	3.1(c)
Stockholders’ Representative	Preamble
Stockholders’ Representative Obligations Funding Amount	3.7(a)
Surviving Corporation	2.1
Termination and Release Agreement	7.13
Termination Fee	4.3(a)
Trade Secrets	1.1
WARN Act	5.14(e)

(c) Other Definitional and Interpretive Matters. Unless otherwise expressly provided herein, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to Dollars or $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. The Company may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced, and also in all other sections of the Schedules to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii) Or. The word “or” is not exclusive, unless the context otherwise requires.

(ix) Reflected In or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected in” or “set forth in” a balance sheet or financial statements, to the extent any such phrase appears in such representation or warranty, (A) and to the extent (and only to the extent) there is a reserve, accrual or other similar item underlying a number on such balance sheet that related to the subject matter of such representation, (B) if such item is otherwise specifically set forth on the balance sheet or financial statements or (C) if such item is reflected on the balance sheet or financial statements and is specifically set forth in the notes thereto.

(d) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL.

2.2 Closing. Subject to the satisfaction of the conditions set forth in Sections 8.1 and 8.2 (or the waiver thereof by the party entitled to waive any such condition), the closing of the Merger (the “Closing”) will take place on the earlier of (a) the date and time of the Epicor Merger Closing and (b) at 10:00 a.m. (Pacific Time) the second Business Day after satisfaction or waiver of each condition to the Closing set forth in Sections 8.1 and 8.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that in no event shall Parent or Merger Sub be obligated to consummate the Closing pursuant to clause (b) if the Marketing Period has not ended prior to the time that the Closing would otherwise have occurred pursuant to clause (b), in which case the Closing shall not occur until the earlier to occur of (i) a date during the Marketing Period specified by Parent on three (3) Business Days written notice to the Company and (ii) the first (1st) Business Day immediately following the final day of the Marketing Period subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Sections 8.1 and 8.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) as of the date determined as the Closing Date pursuant to this proviso, at the offices of Simpson Thacher & Bartlett LLP, 2550 Hanover Street, Palo Alto, California 94304, unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

2.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

2.5 Certificate of Incorporation and Bylaws. Effective immediately following the Merger, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law. Effective immediately following the Merger, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

2.6 Directors. The directors of Merger Sub at the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.7 Officers. The officers of the Company at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.8 Taking of Necessary Action. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Surviving Corporation, the board of directors of the Surviving Corporation and officers of the Surviving Corporation shall take all such lawful and necessary action, consistent with this Agreement, on behalf of the Company, Merger Sub and the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $0.01 per share, of the Company (the “Common Stock” or the “Company Stock”) or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Stock that is owned by the Company or its Subsidiaries, Parent or Merger Sub shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Stock, Conversion of Common Stock. Each issued and outstanding share of Common Stock (other than shares to be canceled in accordance with Section 3.1(b) and the Appraisal Shares), shall be converted into the right to receive in cash (i) the Per Share Portion of the Estimated Merger Consideration and (ii) the Per Share

Portion of any Additional Merger Consideration, without interest. The aggregate consideration to which holders of the Common Stock become entitled pursuant to this Section 3.1(c) is referred to herein as the “Common Stock Merger Consideration” and, together with the Common Option Merger Consideration, the “Merger Consideration.” At the Effective Time, all shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate (collectively, the “Stockholders”), which immediately prior to the Effective Time represented any such shares of Company Stock (each, a “Certificate”), shall cease to have any rights with respect thereto except the right to receive the Common Stock Merger Consideration.

(d) Options. Except as set forth in Section 3.1(e), the Company shall cause all Common Options, whether or not vested, that are outstanding immediately prior to the Effective Time, to be cancelled as of the Effective Time, and in exchange therefor, the Surviving Corporation shall pay to each Common Optionholder, in consideration of the cancellation of such Common Option: (i) an amount in cash equal to the product of (x) the excess, if any, of (A) the Per Share Portion of the Estimated Merger Consideration over (B) the applicable exercise price per share of Company Common Stock issuable under such Common Option, multiplied by (y) the number of shares of Company Common Stock subject to such Common Option (the “Exercise Number” for such Common Option) (the “Estimated Common Option Merger Consideration”); and (ii) an amount in cash equal to the product of (x) the Exercise Number for such Common Option multiplied by (y) the excess, if any, of (A) the sum of the Per Share Portion of any Additional Merger Consideration and the Per Share Portion of the Estimated Merger Consideration over (B) the sum of the applicable exercise price per share of Company Common Stock issuable under such Common Option and the amount, if any, of the excess described in clause (i)(x) of this Section 3.1(d) (the “Additional Common Option Merger Consideration”). No holder of a Common Option that has an exercise price per share that is equal to or greater than the Per Share Portion of the Estimated Merger Consideration shall be entitled to any payment with respect to such Common Option before or after the Effective Time and all such Common Options shall be cancelled for no consideration. All payments of (1) Estimated Common Option Merger Consideration shall be made (without interest) no later than the next payroll payment to such Common Optionholders but in no event sooner than three (3) Business Days after the Closing Date and (2) Additional Common Option Merger Consideration shall be made (without interest) no later than the next payroll date that is no earlier than three (3) Business Days after the date the Surviving Corporation receives any Additional Common Option Merger Connection to such Common Optionholders, or, if such Common Optionholder is not employed by the Company on such date, by check. The aggregate consideration to which Common Optionholders become entitled pursuant to this Section 3.1(d) is collectively referred to herein as the “Common Option Merger Consideration.” The Company shall take all necessary actions in order to effectuate this Section 3.1(d).

(e) Exercise of Canadian Options. Notwithstanding anything to the contrary in this Agreement, the treatment of Canadian Stock Options shall be as set forth in this Section 3.1(e), unless the Company and the holder of any such Canadian Stock Option agree in writing prior to the Effective Time that the treatment of such holder’s Canadian Stock Options shall be as set forth in Section 3.1(d). Prior to the Effective Time, the Company shall take all necessary actions to (i) cause each Canadian Stock Option to vest and become fully exercisable and (ii) send to each holder of a Canadian Stock Option an exercise form that enables such holder to exercise his or her Canadian Stock Options effective immediately prior to the Effective Time and conditional upon the Closing, on the terms and subject to the conditions of this Agreement. For all such Canadian Stock Options exercised, the Company shall advance the funds necessary to pay the aggregate exercise price to the Company immediately prior to the Effective Time on the holders’ behalf, it being understood that payments in respect of Common Stock underlying such exercised Canadian Stock Options will be reduced by the amounts of such advances, subject to withholding, if any, as required by applicable Law. To the extent that any Canadian Stock Option is not so exercised by delivery of the exercise form to the Company prior to the Effective Time, such Canadian Stock Option shall lapse and be cancelled at the Effective Time without any right or entitlement to any portion of the Estimated Common Option Merger Consideration or Additional Common Option Merger Consideration in respect of the Common Stock underlying such lapsed Canadian Stock Option. The Company shall take all necessary actions in order to effectuate this Section 3.1(e).

(f) Unpaid Cash Bonuses. Nothing in this Agreement shall impair the right of any employee or director to receive any Unpaid Cash Bonus to which such employee or director is entitled upon consummation of the Merger. The Surviving Corporation shall make all payments of Unpaid Cash Bonuses no later than the next payroll date, but no earlier than three (3) Business Days after the Closing Date.

(g) Determination of Estimated Merger Consideration.

(i) No later than five (5) Business Days before the Closing Date, the Company shall deliver to Parent the Company’s written calculation (with reasonable supporting details as to such calculation) of the Estimated Merger Consideration (including the calculation, in reasonable detail, of Estimated Net Working Capital, Transaction Costs, Epicor Incremental Costs and the Company Tax Benefit). Parent shall have the right to review and comment on such calculation, and the Company and Parent shall use commercially reasonable efforts to resolve any differences regarding the calculation of the Estimated Merger Consideration.

(ii) For purposes of this Agreement, “Estimated Merger Consideration” means (A) $890,000,000, plus (B) Cash on Hand, minus (C) Indebtedness of the Company and its Subsidiaries immediately prior to the Closing, minus (D) all Transaction Costs to the extent (and only to the extent) not paid as of the close of business on the Business Day immediately prior to the Closing Date, plus, (E) all Epicor Incremental Costs paid by the Company or any of its Subsidiaries on or prior to the close of business on the Business Day immediately prior to the Closing Date, plus, (F) the aggregate exercise price of all Company Options, plus (G) the amount of the Company Tax Benefit, minus, (H) the aggregate Unpaid Cash Bonuses, plus (I) an amount (which may be a negative number) equal to (i) the Estimated Net Working Capital minus (ii) the Net Working Capital Target, plus, (J) to the extent that the Company, with the prior written consent of Parent, purchases any of the companies referenced on Schedule 3.1(g)(ii) (each, an “Acquisition Target”) prior to the Closing, the aggregate amount of cash or non-cash consideration paid by the Company or its Subsidiaries prior to Closing, with any non-cash consideration deemed to equal the value agreed to by the Company and Parent at the time that Parent approves such acquisition pursuant to Section 7.2(b)(x) (such amount, collectively, the “Scheduled Acquisition Cost Amount”) (1) to acquire the equity (including any options, warrants or other rights to acquire equity) or assets of any such Acquisition Target that are not owned by the Company or any of its Subsidiaries prior to such acquisition, (2) to repay outstanding indebtedness of any such Acquisition Target and (3) to pay all transaction fees and out-of-pocket expenses (including any termination or severance payments to employees) incurred in connection with the acquisition of any such Acquisition Target, minus, (K) the Working Capital Escrow Amount. The Estimated Merger Consideration Elements shall be calculated without duplication of the items described in this clause (ii). The sum of (B) through (J) above is referred to as the “Estimated Merger Consideration Elements Sum.”

3.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (the “Appraisal Shares”) of Company Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 3.1(c), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 3.1(c). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Stock, and Parent shall have the right to control all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.3 Payment of Merger Consideration; Exchange of Certificates.

(a) Payment. Subject to compliance with Section 3.3(b), the Surviving Corporation shall pay to each Stockholder in respect of each share of Common Stock held by such Stockholder, on the Closing Date, the Per Share Portion of the Estimated Merger Consideration. All such payments shall be made by wire transfer of immediately available funds to the account of such Person identified in the Letter of Transmittal for such Stockholder. Subject to compliance with Section 3.3(b), the Additional Merger Consideration will be paid to each Stockholder pursuant to Section 3.7(e). At the Closing, Parent shall deliver, or cause to be delivered, to the Escrow Agent an amount equal to the Working Capital Escrow Amount to be held in the Working Capital Escrow in accordance with the terms of the Working Capital Escrow Agreement.

(b) Exchange Procedures. As soon as reasonably practicable after the date hereof, the Company shall mail or otherwise deliver to each Stockholder a Letter of Transmittal, substantially in the form of Exhibit D attached hereto (the “Letter of Transmittal”) together with any notice required pursuant to Sections 262 and 228 of the DGCL. Upon surrender of the Certificate or Certificates representing the Company Stock held by each Stockholder to the Company, together with a duly executed Letter of Transmittal, such Stockholder shall be entitled to receive, subject to the terms and conditions hereof, the Merger Consideration for each share of Company Stock represented by such Certificate or Certificates, and Certificates so surrendered shall forthwith be canceled, which shall be payable on the later of the Closing Date and a date promptly after the Company’s receipt of the Letter of Transmittal and the Certificate (if received after the Closing Date). Until surrendered as contemplated by this Section 3.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.

(c) No Further Ownership Rights in Company Stock. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock previously represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Effective Time. If, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for any reason, they shall be canceled and exchanged as provided in this Article III.

(d) No Liability. None of Parent, Merger Sub, the Company or the Surviving Corporation shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the consideration into which the shares of Company Stock formerly represented by such Certificate have been converted pursuant to Section 3.3(b), require the owner of such Certificate to provide an affidavit, indemnity agreement and other documentation, each in customary form, as Parent may reasonably determine are necessary as indemnity against any claim that may be made against it, but may not require the posting by such Person of a bond.

3.4 Transaction Costs and Epicor Incremental Costs.

(a) At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company, the Transaction Costs not previously paid by the Company and its Subsidiaries, in each case by wire transfer of immediately available funds as directed by the Company prior to the Closing Date.

(b) At the Closing, Parent shall pay, or cause to be paid, on behalf of the Company, all Epicor Incremental Costs not otherwise paid by the Company and its Subsidiaries prior to the close of business on the Business Day immediately prior to the Closing Date, in each case by wire transfer of immediately available funds as directed by the Company prior to the Closing Date.

3.5 Company Indebtedness. Simultaneously with the Closing, Parent shall repay, or cause to be repaid (including the irrevocable deposit of funds with the Trustee pursuant to Section 13.01 of the Indenture), on behalf of the Company and its Subsidiaries, any outstanding Indebtedness of the Company and its Subsidiaries listed on Schedule 3.5, by wire transfer of immediately available funds pursuant to payoff letters provided to Parent by the Company at least two (2) Business Days prior to the Closing Date in the case of Indebtedness other than the Notes. As of the Closing, with respect to each of the letters of credit of the Company and its Subsidiaries issued pursuant to Indebtedness of the Company and its Subsidiaries or commitments under agreements governing Indebtedness of the Company and its Subsidiaries, Parent shall (i) cause such letter of credit to be returned to the issuers thereof and provide to the beneficiary of such letter of credit a letter of credit on terms satisfactory to the beneficiary of such letters of credit or (ii) otherwise satisfy the issuers and beneficiaries of such letters of credit as to the disposition or retention of such letters of credit under the applicable credit facilities (e.g., cash collateralizing such obligations).

3.6 Withholding Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any payment payable pursuant to this Article III and Section 10.3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the extent amounts are so withheld and paid over to the appropriate Taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

3.7 Post-Closing Determination of Merger Consideration.

(a) The “Additional Merger Consideration” shall be determined following the Closing as set forth in this Section 3.7 and means (i) the amount, if any, payable to each Stockholder and Common Optionholder out of the Working Capital Escrow under this Section 3.7 minus (ii) with respect to any Stockholder or Common Optionholder, the amount of such Stockholder’s or Common Optionholder’s Stockholders’ Representative Obligations Funding Amount. A Stockholder’s or Common Optionholder’s “Stockholders’ Representative Obligations Funding Amount” means such Stockholder’s or Common Optionholder’s Pro Rata Portion of the reimbursement and indemnification of the Stockholders’ Representative under Section 3.10. The term “Pro Rata Portion” means: (A) when used with respect to a Stockholder, the quotient obtained by dividing (1) the Estimated Merger Consideration payable to such Stockholder, solely in its capacity as Stockholder, in respect of Common Stock held by such Stockholder by (2) the aggregate Estimated Merger Consideration payable to all Stockholders and Common Optionholders; and (B) when used with respect to a Common Optionholder, the quotient obtained by dividing (1) the Estimated Merger Consideration payable to such Common Optionholder, solely in its capacity as a Common Optionholder, in respect of Common Options held by such Common Optionholder by (2) the aggregate Estimated Merger Consideration payable to all Stockholders and Common Optionholders.

(b) Within 60 days following the Closing Date, Parent shall prepare and deliver to the Stockholders’ Representative a statement (the “Initial Statement”) setting forth good faith calculations (including a consolidated balance sheet of the Company and its

Subsidiaries as of the close of business on the Business Day immediately prior to the Closing Date, prepared in accordance with the methodologies for calculating Net Working Capital set forth on Exhibit B), with reasonable supporting detail as to such calculations, of the Merger Consideration and each of the following: (i) Cash on Hand, (ii) Indebtedness of the Company and its Subsidiaries immediately prior to the Closing, (iii) all Transaction Costs to the extent (and only to the extent) not paid by the close of business on the Business Day immediately prior to the Closing Date, (iv) all Epicor Incremental Costs paid by the Company or any of its Subsidiaries on or prior to the close of business on the Business Day immediately prior to the Closing Date, (v) the aggregate exercise price of all Company Options, (vi) the Company Tax Benefit, (vii) the aggregate Unpaid Cash Bonuses, (viii) the amount by which Net Working Capital is in excess of or less than the Net Working Capital Target and (ix) the Scheduled Acquisition Cost Amount (such elements collectively, the “Merger Consideration Elements”). The Merger Consideration Elements shall be calculated without duplication of the items described in this clause (b). The calculations of the Merger Consideration and the Merger Consideration Elements delivered to the Stockholders’ Representative shall be final and binding on all parties unless the Stockholders’ Representative gives Parent written notice of its objections (an “Objection Notice”), with reasonable supporting detail as to such objections, within forty-five (45) calendar days after receipt of the calculations prepared by Parent (the “Objection Period”). In the event Stockholders’ Representative fails to give Parent an Objection Notice or otherwise earlier notifies Parent in writing that the Stockholders’ Representative has no objections to such calculations of the Merger Consideration Elements, the Initial Statement (and all Merger Consideration Elements set forth therein) shall be deemed final and binding on all parties hereto, and all payments to be made in accordance with Section 3.7(e) shall be derived therefrom. Any component of the calculations of the Merger Consideration Elements that is not the subject of an Objection Notice by Stockholders’ Representative shall be final and binding on all parties. Throughout the period between the delivery of the Initial Statement and the determination of the final and binding Merger Consideration Elements in accordance with this Section 3.7, (A) the Surviving Company and Parent shall permit the Stockholders’ Representative and its Representatives full access (with the right to make copies), during business hours upon reasonable advance notice, to the books and records of the Surviving Company relevant to the determination of the Merger Consideration Elements solely for the purposes of the review of the Initial Statement and objection right contemplated herein and (B) the Stockholders’ Representative shall permit Parent and the Surviving Corporation and their Representatives full access (with the right to make copies), during business hours upon reasonable advance notice, to any books and records in its possession relevant to the determination of the Merger Consolidation Elements solely for the purpose of the review of the Objection Notice.

(c) Parent and the Stockholders’ Representative shall use reasonable efforts to resolve any dispute arising under Section 3.7(b); provided, that if the parties are unable to agree on certain Merger Consideration Elements within thirty (30) calendar days following Stockholders’ Representative giving Parent an Objection Notice, then by notice from either party to the other, the disagreement with respect to such Merger Consideration Elements shall be submitted for resolution to the Independent Accountant. If a dispute is submitted to the Independent Accountant for resolution, Parent and the Stockholders’ Representative shall enter into a customary engagement letter with the Independent Accountant at the time such dispute is submitted to the Independent Accountant and shall cooperate with the Independent Accountant in connection with its determination pursuant to this Section 3.7. The fees and expenses of the

Independent Accountant shall initially be paid 50% by the Surviving Corporation and 50% by the Stockholders’ Representative (subject to the other terms of this Section 3.7) and, upon the determination of the final resolution of the disputes submitted to the Independent Accountant, shall be paid as set forth in the last sentence of Section 3.7(d). Within ten (10) Business Days after the Independent Accountant has been retained, each party shall furnish, at its own expense, to the Independent Accountant and the other party a written statement of its positions with respect to each matter in dispute. Within five (5) Business Days after the expiration of such ten (10) Business Days period, each party shall deliver to the Independent Accountant and to each other its response to the other’s position on each matter in dispute. With each submission, each party may also furnish to the Independent Accountant such other information and documents as it deems relevant or such information and documents as may be requested by the Independent Accountant with copies being given to the other party substantially simultaneously. The Independent Accountant may, at its discretion, conduct a conference concerning the disagreement and each party shall have the right to present additional documents, materials and other information and to have present its Representatives.

(d) The Independent Accountant shall be directed to promptly, and in any event within thirty (30) calendar days after its engagement pursuant to Section 3.7(c), render its decision on the disputed items. The Independent Accountant’s determination as to each item in dispute shall be set forth in a written statement delivered to each party, which shall include the Independent Accountant’s determination as to the calculations of the disputed Merger Consideration Elements, all of which shall be final and binding on all parties. In resolving any disputed item, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by Parent in its calculations of the Merger Consideration Elements or by the Stockholders’ Representative in its Objection Notice or less than the lowest value for such item claimed by Parent in its calculations of the Merger Consideration Elements or by the Stockholders’ Representative in its Objection Notice. Upon the final determination of any disputed item by the Independent Accountant, the fees and expenses of the Independent Accountant shall be finally allocated between, and paid by, the Surviving Corporation and the Stockholders’ Representative (subject to the other terms of this Section 3.7), on a pro rata basis based on the degree (as determined by the Independent Accountant) to which the Independent Accountant has accepted their respective positions. For the avoidance of doubt, the Independent Accountant’s fees and expenses payable by the Stockholders’ Representative, if any, shall only be paid from the funds in the Working Capital Escrow in accordance with the Working Capital Escrow Agreement.

(e) Payments from Escrow Account.

(i) The sum of, without duplication, (A) Cash on Hand, minus (B) Indebtedness of the Company and its Subsidiaries immediately prior to the Closing, minus (C) all Transaction Costs to the extent (and only to the extent) not paid as of the close of business on the Business Day immediately prior to the Closing Date, plus, (D) all Epicor Incremental Costs paid by the Company or any of its Subsidiaries on or prior to the close of business on the Business Day immediately prior to the Closing Date; plus, (E) the aggregate exercise price of all Company Options, plus (F) the amount of the Company Tax Benefit, minus, (G) the aggregate Unpaid Cash Bonuses, plus (H) an amount (which may be a negative number) equal to (x) the Net Working Capital minus (y) the Net Working Capital Target, plus, (I) the Scheduled

Acquisition Cost Amount, each of the foregoing as deemed final and binding pursuant to this Section 3.7 shall be deemed the “Final Merger Consideration Elements Sum”. If the amount of the Final Merger Consideration Elements Sum exceeds the amount of the Estimated Merger Consideration Elements Sum by more than $250,000, then within five (5) Business Days after such final determination Parent and/or the Surviving Corporation shall promptly deposit or cause to be deposited, in immediately available funds, with the Escrow Agent an amount in cash equal to such excess; provided, that in no event shall Parent’s and the Surviving Corporation’s payment obligations under this Section 3.7(e)(i) exceed the amount then remaining in the Working Capital Escrow (without giving effect to the amount deposited by Parent and/or the Surviving Corporation in the Working Capital Escrow pursuant to this Section 3.7(e)(i)). The parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the funds remaining in the Working Capital Escrow (after receipt of the funds deposited by Parent and/or the Surviving Corporation under this Section 3.7(e)(i)) by wire transfer (A) to each of the Stockholders, such Stockholder’s Pro Rata Portion of all the funds then held in the Working Capital Escrow less such Stockholder’s Stockholders’ Representative Obligations Funding Amount, (B) to the Surviving Corporation, the aggregate Pro Rata Portion of all Common Optionholders of the funds then held in the Working Capital Escrow less the aggregate Stockholders’ Representative Obligations Funding Amount of all Common Optionholders and (C) to the Stockholders’ Representative, the aggregate of the Stockholders’ Representative Obligations Funding Amounts. In the event that the amount of such excess exceeds the amount then remaining in the Working Capital Escrow (after giving effect to the funds deposited by Parent and/or the Surviving Corporation pursuant to this Section 3.7(e)(i)), the Stockholders’ Representative, the Stockholders and the Common Optionholders shall have no recourse against Parent or the Surviving Corporation or any of its Subsidiaries in connection with this Section 3.7.

(ii) If the amount of the Estimated Merger Consideration Elements Sum exceeds the amount of the Final Merger Consideration Elements Sum by more than $250,000, then within five (5) Business Days after such final determination, the parties shall provide a joint written instruction to the Escrow Agent to deliver promptly from the Working Capital Escrow by wire transfer in accordance with the Working Capital Escrow Agreement (A) the amount of such excess to Parent or the Surviving Corporation or any of their designees (as directed by Parent) and (B) any funds remaining in the Working Capital Escrow (if any), after giving effect to clause (A) (the “Remaining Proceeds”), as follows: (x) to each of the Stockholders, such Stockholder’s Pro Rata Portion of the Remaining Proceeds less such Stockholder’s Stockholders’ Representative Obligations Funding Amount, (y) to the Surviving Corporation, the aggregate Pro Rata Portion of all Common Optionholders of the Remaining Proceeds less the aggregate Stockholders’ Representative Obligations Funding Amount of all Common Optionholders and (z) to the Stockholders’ Representative, the aggregate of the Stockholders’ Representative Obligations Funding Amounts. In the event such excess is greater than the funds then held in the Working Capital Escrow, Parent shall have no recourse against the Stockholders, the Common Optionholders or the Stockholders Representative in connection with this Section 3.7.

(iii) Notwithstanding anything to the contrary in this Agreement, if the amount of the Final Merger Consideration Elements Sum exceeds the amount of the Estimated Merger Consideration Elements Sum by $250,000 or less, or if the amount of the Estimated Merger Consideration Elements Sum exceeds the amount of the Final Merger Consideration

Elements Sum by $250,000 or less, then in either such case the amount of the Final Merger Consideration Elements Sum shall be deemed to equal the amount of the Estimated Merger Consideration Elements Sum, no adjustment to the Merger Consideration shall be made and all funds held in the Escrow Account shall be distributed to the Stockholders, the Surviving Corporation and the Stockholders’ Representative pursuant to the allocations set forth in Section 3.7(e)(i).

(f) All payments pursuant to this Section 3.7 shall be treated as an adjustment to the Merger Consideration for all foreign, federal, state and local income tax purposes.

(g) The parties agree that (i) the Stockholders’ Representative and any of the Stockholders and their Affiliates may engage Ernst & Young LLP and its Affiliates to advise or represent them in connection with the determination of any Additional Merger Consideration and the matters addressed by this Section 3.7 and (ii) Parent and Merger Sub and their Affiliates may engage PricewaterhouseCoopers LLP and its Affiliates to advise or represent them in connection with the determination of any Additional Merger Consideration and the matters addressed by this Section 3.7. Each party will enter into such waivers, indemnities and other agreements as Ernst & Young LLP or PricewaterhouseCoopers LLP or each of their respective Affiliates, as the case may be, shall reasonably require to permit Ernst & Young LLP, PricewaterhouseCoopers LLP and each of their respective Affiliates, as the case may be, to provide such advice or representation.

3.8 Stockholders’ Representative; Power of Attorney.

(a) At the Effective Time, and without further act of any Stockholder or Common Optionholder, the Stockholders’ Representative shall be appointed as agent and attorney in fact for each Stockholder and Common Optionholder, for and on behalf of the Stockholders and Common Optionholders, to give and receive notices and communications and to take any and all action on behalf of the Stockholders and Common Optionholders pursuant to this Agreement and in connection with the Working Capital Escrow in connection with this Agreement. Such agency may be changed by the Stockholders and Common Optionholders from time to time upon not less than thirty (30) calendar days’ prior written notice to Parent and the current Stockholders’ Representative. Any vacancy in the position of Stockholders’ Representative may be filled by approval of a majority of the Stockholders and Common Optionholders (assuming the voting rights of the Stockholders and Common Optionholders (on an as converted, as exercised, basis) in effect immediately prior to the consummation of the Merger). No bond shall be required of the Stockholders’ Representative, and the Stockholders’ Representative shall not receive compensation for its, his or her services. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from each of the Stockholders and Common Optionholders.

(b) The Stockholders’ Representative shall keep, and shall cause its Representatives to keep, confidential all nonpublic information in their possession regarding the Company and its Subsidiaries; provided, however, that the Stockholders’ Representative and its Representatives will not be required to maintain as confidential any information that is required to be disclosed pursuant to the terms of a valid Order or other requirement of Law and prior to such required disclosure, the disclosing party provides reasonable advance notice to the

Company and reasonable assistance in obtaining confidential treatment of such information to the extent possible.

3.9 Actions of the Stockholders’ Representative. A decision, act, consent or instruction of the Stockholders’ Representative (acting in its capacity as the Stockholders’ Representative) shall constitute a decision of all the Stockholders and Common Optionholders and shall be final, binding and conclusive upon each of such Stockholders and Common Optionholders, and Parent may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each such Stockholder and Common Optionholder. Parent, Merger Sub and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by Parent, Merger Sub or the Surviving Corporation in accordance with such decision, act, consent or instruction of the Stockholders’ Representative.

3.10 Stockholders’ Representative Expenses Consideration. All reasonable out-of-pocket expenses, including reasonable legal fees and expenses and all fees and expenses of Ernst & Young LLP and its Affiliates in connection with engagement by the Stockholders’ Representative in connection with the determination of any Additional Merger Consideration and the matters addressed by Section 3.7, in each case, incurred by the Stockholders’ Representative in fulfilling the duties of the Stockholders’ Representative as agent for the Stockholders and Common Optionholders, and fees and expenses of the Independent Account pursuant to Section 3.7(d), hereunder shall be paid from the Working Capital Escrow in accordance with the Working Capital Escrow Agreement.

3.11 Limitation on Liability of Stockholders’ Representative.

(a) The Stockholders’ Representative shall incur no liability to the Stockholders or the Common Optionholders with respect to any action taken or omitted to be taken by them in reliance upon any notice, direction, instruction, consent, statement or other documents believed by them to be genuinely and duly authorized, nor for any other action or inaction except their own willful misconduct or gross negligence. Without limiting the foregoing, the Stockholders’ Representative may, in all questions arising under this Agreement, or any other agreement (including the Working Capital Escrow) in connection with this Agreement, rely on the advice of counsel and the Stockholders’ Representative shall not be liable to the Stockholders or the Common Optionholders for any action taken or omitted to be taken in good faith by the Stockholders’ Representative based on such advice. The Stockholders’ Representative is authorized by the Stockholders and the Common Optionholders to incur expenses on behalf of the Stockholders and Common Optionholders in acting hereunder, including expenses of legal counsel. If the Stockholders’ Representative in connection with acting in such capacity shall incur any loss, cost or expense that is not reimbursed from the Working Capital Escrow, the Stockholders and Common Optionholders will, on the written request of the Stockholders’ Representative, reimburse the Stockholders’ Representative for a proportionate amount thereof, determined on a pro rata basis based on the percentage of the aggregate Merger Consideration received by each such Stockholder and Common Optionholder pursuant to this Agreement. Without limiting the generality of the foregoing, the Stockholders’ Representative is authorized to deduct from any payment due to the Stockholders and Common Optionholders from the Working Capital Escrow the amount of such reimbursement. The parties hereto understand and agree that the Stockholders’ Representative is acting solely on behalf of and as agents for the Stockholders and Common Optionholders and not in its personal capacity, and in no event shall the Stockholders’ Representative be personally liable to the Stockholders or the Common Optionholders hereunder.

(b) Each Stockholder and Common Optionholder agrees to indemnify the Stockholders’ Representative, on its respective Pro Rata Portion of the aggregate Merger Consideration received by such Stockholder or Common Optionholder pursuant to this Agreement, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Stockholders’ Representative in any way relating to or arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder or this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof; provided, however, that no Stockholder or Common Optionholder shall be liable for any of the foregoing to the extent they arise from the Stockholders’ Representative’s gross negligence or willful misconduct. The Stockholders’ Representative shall be fully justified in refusing to take or to continue to take any action hereunder unless it shall first be fully indemnified to its reasonable satisfaction by the Stockholders and Common Optionholders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(c) All obligations of the Stockholders’ Representative under this Agreement shall terminate when the final distributions from the Working Capital Escrow are made pursuant to Section 3.7(e).

ARTICLE IV

TERMINATION

4.1 Termination of Agreement. Subject to Section 10.1, this Agreement may be terminated at any time prior to the Effective Time as follows:

(a) at the election of the Company or Parent on or after October 4, 2011 (such date, the “Outside Date”), if the Merger shall not have occurred by the close of business on such date; provided that neither the Company nor Parent may terminate this Agreement pursuant to this Section 4.1(a) if it is in material breach of any of its obligations hereunder or, solely in the case of Parent, Parent’s or Element Merger Co.’s obligations under the Epicor Merger Agreement, and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VIII prior to the Outside Date, or (ii) the failure of the Effective Time to have occurred prior to the Outside Date; and provided, further that neither the Company, on the one hand, nor Parent, on the other hand, shall have the right to terminate this Agreement pursuant to this Section 4.1(a) (x) in the event the other party has initiated proceedings to specifically enforce this Agreement while such proceedings are still pending or (y) on the Outside Date if the Company or Parent has the right to terminate this Agreement pursuant to Section 4.1(d), (e) or (i), as applicable;

(b) by mutual written consent of the Company and Parent;

(c) by the Company or Parent if there shall be in effect a final nonappealable Order prohibiting the consummation of the Merger or the Epicor Merger; it being agreed that the parties hereto shall use their reasonable best efforts to promptly appeal any adverse determination that is not nonappealable and diligently pursue such appeal, and Parent shall use its reasonable best efforts to cause Epicor to appeal any such an Order in regards to the Epicor Merger;

(d) by Parent if it is not in material breach of any of its obligations hereunder and the Company is in material breach of any of its representations, warranties or obligations hereunder that renders any of the conditions set forth in Section 8.1(a) or Section 8.1(b) incapable of being satisfied prior to the Outside Date, and if such breach is not cured or waived in writing within thirty (30) days after the giving of written notice by Parent to the Company;

(e) by the Company if it is not in material breach of any of its obligations hereunder and either Parent or Merger Sub is either (i) in material breach of any of its representations, warranties or obligations under this Agreement that renders any of the conditions set forth in Section 8.2(a) or Section 8.2(b) incapable of being satisfied by the Outside Date or (ii) Parent or Element Merger Co. is in breach of any of its representations, warranties or obligations under the Epicor Merger Agreement that renders any of the conditions set forth in Section 8.2(a) or Section 8.2(b) of this Agreement or Section 7.1 or Section 7.2 of the Epicor Merger Agreement or Annex I of the Epicor Merger Agreement incapable of being satisfied prior to the Outside Date and, in each case, such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured or waived in writing pursuant to the terms of this Agreement or the Epicor Merger Agreement (as applicable) by the earlier of (1) one (1) Business Day before the Outside Date or (2) thirty (30) days after the giving of written notice by the Company to Parent;

(f) by the Company if (i) (A) all the conditions set forth in Section 8.1 have been satisfied or waived in writing (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination of this Agreement is delivered by the Company to Parent), and (B) Parent and Merger Sub fail to consummate the Merger within two (2) Business Days following the date the Merger should have occurred pursuant to Section 2.2 and the Company was ready, willing and able to consummate the Merger; or (ii) all of the Epicor Offer Conditions shall have been satisfied as of any scheduled expiration of the Epicor Offer occurring on or after the last day of the Marketing Period and Parent shall have failed to consummate the Epicor Offer within two (2) Business Days following the time of such scheduled expiration, (iii) all of the Epicor Offer Conditions (other than the Epicor Offer Financing Condition) shall have been satisfied as of any scheduled expiration of the Epicor Offer occurring on or after the last day of the Marketing Period and Parent shall have failed to consummate the Epicor Offer within two (2) Business Days following the time of such scheduled expiration; or (iv) Parent or Element Merger Co. shall have delivered to Epicor a written termination notice providing for the termination of the Epicor Merger Agreement in violation of the Epicor Merger Agreement;

(g) [Intentionally omitted];

(h) by Parent if (i) the Stockholder Approval shall not have been obtained within one (1) Business Day following the date of this Agreement or (ii) (A) all the conditions set forth in Section 8.2 have been satisfied (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination of this Agreement is delivered by Parent to the Company), and (B) the Company fails to consummate the Merger within five (5) Business Days following the date the Merger should have occurred pursuant to Section 2.2 and Parent and Merger Sub were ready, willing and able to consummate the Merger;

(i) by the Company, if any of the Commitment Letters have been withdrawn, terminated or repudiated and such withdrawal, termination or repudiation has not been cured by Parent, or such Commitment Letters have not been replaced in accordance with Section 7.11 hereto, in each case, by the earlier of (A) one (1) Business Day prior to the Outside Date or (B) the later of (x) thirty (30) days after the date on which such withdrawal, termination, repudiation occurs and (y) the end of the Marketing Period;

(j) (A) by the Company or Parent if the Epicor Merger Agreement shall have been terminated in accordance with its terms prior to the earlier of (x) the Epicor Merger Closing or (y) the Epicor Offer Closing or (B) by the Company if the events permitting Parent to terminate the Epicor Merger Closing pursuant to Section 8.1(b)(iii) of the Epicor Merger Agreement have occurred and Parent has failed to terminate the Epicor Merger Agreement within thirty (30) days from the first date on which Parent had the right to do so under Section 8.1(b)(iii) of the Epicor Merger Agreement; or

(k) by the Company if Parent has had the right to terminate the Epicor Merger Agreement pursuant to Section 8.1(d)(ii) thereof and Parent has not done so within thirty (30) days from the first date on which Parent had the right to do so; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 4.1(k) if the events permitting Parent to terminate the Epicor Merger Agreement pursuant to Section 8.1(d)(ii) thereof have been cured, reversed or terminated (such that Parent no longer has the right to terminate the Epicor Merger Agreement) within thirty (30) days from the first date on which Parent had the right to terminate the Epicor Merger Agreement pursuant to Section 8.1(d)(ii) thereto.

4.2 Procedure Upon Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 4.1 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the Merger shall be abandoned, without further action by Parent or the Company.

4.3 Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 4.1, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, Merger Sub or the Company; provided, however, that, subject to the terms of this Section 4.3, (i) no such termination shall relieve any party hereto from liability for any willful breach of this Agreement or relieve Parent and Merger Sub from liability to pay the Termination

Fee and any other amounts payable pursuant to this Section 4.3 in connection with any Specified Termination (as defined in Section 4.3(a) (in each case subject to, with respect to any such liabilities of Parent and Merger Sub, Section 4.3(a)) and (ii) the provisions of this Section 4.3 and Section 7.6 (Confidentiality), Section 7.9 (Publicity) and Article X (Miscellaneous) (including the expense reimbursement provisions referenced in Section 10.3) shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

(b) If this Agreement is terminated (x) by the Company pursuant to Section 4.1(e), Section 4.1(f) or Section 4.1(i), or (y) by the Company or Parent pursuant to Section 4.1(j)(A) as a result of the termination of the Epicor Merger Agreement (1) pursuant to Section 8.1(c)(i), (iii) or (iv) thereof or under circumstances under which the Epicor Merger Agreement could have been terminated by Epicor pursuant to any such section of the Epicor Merger Agreement or (2) in violation of the last sentence of Section 7.19 of this Agreement or (z) by the Company or Parent pursuant to Section 4.1(c) (or pursuant to Section 4.1(j)(A) as a result of a termination of the Epicor Merger Agreement pursuant to Section 8.1(b)(ii) thereof) if, and only if, the issuance of the relevant Order was caused by or resulting from the material breach by Parent’s, Merger Sub’s or Element Merger Co.’s obligations under this Agreement or the Epicor Merger Agreement (any such termination specified in clause (x), (y) or (z), a “Specified Termination”), then Parent will pay the Company an amount equal to $48,950,000 (the “Termination Fee”). In the event the Termination Fee is payable, Parent will pay such fee to the Company in immediately available funds within five (5) Business Days after the date of this Agreement is terminated.

(c) Each of the parties hereto acknowledges and agrees that the agreements contained in this Section 4.3 are an integral part of the transactions contemplated hereby, and that without these agreements, the other party would not enter into this Agreement; accordingly, if Parent fails to promptly pay the Termination Fee when due and, in order to obtain such payment, the party entitled to receive such fee commences a suit that results in a judgment against the party who failed to pay such fee or any portion thereof, the party failing to pay the fee or any portion thereof shall pay to the party entitled to such fee such party’s costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such fee or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

(d) In the event Parent or any of its Affiliates receives any reimbursement pursuant to Section 8.3(a)(v) of the Epicor Merger Agreement (the “Epicor Reimbursement”), Parent shall promptly pay to the Company, but in any event no later than five (5) Business Days after receipt of the Epicor Reimbursement, an amount in cash equal to the product of (A) the aggregate amount of the Epicor Reimbursement multiplied by (B) a fraction, (1) the numerator of which equals the aggregate amount of documented (and reasonably detailed) out-of-pocket third-party fees and expenses payable by the Company in connection with this Agreement and the transactions contemplated hereby, the Epicor Merger Agreement and the transactions contemplated thereby and the financing contemplated by the Debt Commitment Letter (collectively, the “Company Fees”) and (2) the denominator of which equals the sum of the Company Fees plus the aggregate amount of documented (and reasonably detailed) out-of-pocket third-party fees and expenses payable by Parent in connection with this Agreement and the transactions contemplated hereby, the Epicor Merger Agreement and the transactions contemplated thereby and the financing contemplated by the Debt Commitment Letter (collectively, the “Parent Fees”).

(e) In the event that Parent or any of its Affiliates receives a termination fee pursuant to Section 8.3(a)(i), Section 8.3(a)(ii), or Section 8.3(a)(iv) of the Epicor Merger Agreement (the “Epicor Termination Fee”), Parent agrees to promptly pay to the Company, but in any event no later than five (5) Business Days after receipt of such Epicor Termination Fee, an amount in cash equal to the sum of (x) the Company Fees, to the extent not previously paid pursuant to Section 4.3(d) plus (y) fifty percent (50%) of the sum of (A) the Epicor Termination Fee minus (B) the Company Fees minus (C) the Parent Fees.

(f) Notwithstanding anything to the contrary in this Agreement but subject to Section 10.10, if a Specified Termination occurs, then (A) except for (x) the right of the Company to seek injunction, specific performance or other equitable relief pursuant to, and only to the extent expressly permitted by Section 10.1 and (y) the rights of the Company under the Equity Commitment Letter, the Company’s and its employees’, officers’, directors’, securityholders’ and Affiliates’ sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against Parent, Merger Sub, each Debt Financing Source, Epicor and any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing (collectively, the “Parent Related Parties”) for any breach, loss or damage shall be to terminate this Agreement and receive payment of the Termination Fee and the costs, expenses and interest referred to Section 4.3(c), Section 4.3(d) and Section 4.3(e), in each case, as provided by Section 4.3(c), Section 4.3(d) and Section 4.3(e) respectively and (B) except as provided in the immediately foregoing clause (A) and for the rights of the Company under the Equity Commitment Letter (with respect to enforcing rights related to the payment of the Termination Fee or payments made pursuant to Section 4.3(c), Section 4.3(d) and Section 4.3(e)), none of the Parent Related Parties will have any Liability to the Company or any of its employees, officers, directors, securityholders or Affiliates relating to or arising out of this Agreement, through Parent or Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding whether at law, in equity, in contract, in tort or otherwise, by virtue of any statute, regulation or other applicable Law, or otherwise. The parties acknowledge and agree that in no event will Parent be required to pay the Termination Fee on more than one occasion.

(g) Notwithstanding anything to the contrary in this Agreement but subject to Section 10.10, (i) in no event shall the Company, its Subsidiaries or any of the Company Related Parties (as defined below) have any Liability to Parent, Merger Sub or any other Person relating to or arising out of the Epicor Merger Agreement or the failure of Parent and Element Merger Co. to consummate any of the transactions contemplated thereby, (ii) the maximum aggregate Liability for money damages of the Company for any breach, loss or damage under or in respect of this Agreement or the transactions contemplated hereby, whether at law, in equity, in contract, in tort or otherwise, shall be limited to $48,950,000 in the aggregate (the “Company Liability Limitation”), (iii) in no event will Parent or Merger Sub seek, assert or have the right to obtain, any money damages or remedy against any Affiliate of the Company, any stockholder of the Company or any former, current or future director, officer, employee, agent, general or limited partner or manager of the Company, any stockholder of the Company or any Affiliates of the Company, or any assignee of the foregoing, (all of the foregoing Persons, collectively, “Company Related Parties”), in each case in connection with or relating to this Agreement or the transactions contemplated hereby (including in respect of any breach of this Agreement by the Company), and (iv) in no event shall Parent, Merger Sub or any of their Affiliates seek any monetary damages or any other monetary recovery, judgment or damages of any kind, including consequential, indirect, or punitive damages, against the Company in excess of the Company Liability Limitation in connection with or relating to this Agreement or the transactions contemplated hereby (including in respect of any breach of this Agreement by the Company).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company SEC Reports filed with the SEC by the Company within the two (2) years preceding the date of this Agreement, (but excluding any disclosures contained under the heading “Risk Factors” or any disclosure of risk included in any “forward-looking statements” disclaimer or that are predictive or cautionary in nature (it being acknowledged and agreed that this clause (i) shall not apply to any of Section 5.1, 5.2, 5.4, 5.5 or 5.20) or (ii) set forth in the disclosure schedules delivered by the Company to Parent prior to the execution of this Agreement (the “Schedules”), the Company hereby represents and warrants to Parent and Merger Sub that:

5.1 Organization and Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually or in the aggregate, has not had and would not have a Material Adverse Effect. The Company has made available to Parent prior to the date hereof a true and complete copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (together, the “Company Charter Documents”), and the equivalent organizational or governing documents of each Subsidiary of the Company, each as amended to date, and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries.

5.2 Authorization of Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”)

and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company, except for obtaining the Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of the approval of the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Company Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby (including the Merger), (ii) approving and declaring advisable this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) declaring that the terms of this Agreement and the transactions contemplated hereby, including the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein, are fair to and in the best interests of the stockholders of the Company, and (iv) directing that the adoption of this Agreement be submitted to a vote of the stockholders of the Company.

5.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by the Company of this Agreement or the Company Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, require a consent, notice or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any Lien (other than Permitted Liens) under, any provision of (i) the certificate of incorporation and bylaws (or comparable organizational documents) of the Company or any Subsidiary; (ii) any Contract or Permit to which the Company or any Subsidiary is a party or by which any of the material properties or assets of the Company or any Subsidiary are bound; (iii) any Order applicable to the Company or any Subsidiary or by which any of the properties or assets of the Company or any Subsidiary are bound; or (iv) assuming receipt of all approvals, authorizations, consents, or waiting period expirations or terminations as described in Section 5.3(b), any applicable Law, except in the case of clauses (ii) through (iv) for such matters that (x) individually or in the aggregate, would not reasonably be expected to have a

Material Adverse Effect or (y) result from Parent’s consummation of the Epicor Offer and Epicor Merger.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iii) such matters that (x) individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (y) result from Parent’s consummation of the Epicor Offer and Epicor Merger.

5.4 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred thousand (100,000) shares of Preferred Stock, one (1) share of Series A Preferred Stock and one hundred million (100,000,000) shares of Common Stock. As of the date hereof, there (i) are no shares of Preferred Stock issued and outstanding and (ii) is one (1) share of Series A Preferred Stock issued and outstanding. As of the date hereof, there are 61,362,899 shares of Common Stock issued and outstanding. All of the issued and outstanding shares of Company Stock were duly authorized for issuance and are validly issued, fully paid and non-assessable and free and clear of any pre-emptive or similar rights.

(b) Except for Common Options set forth on Schedule 5.4(c), there is no existing option, warrant, call, stock appreciation, phantom stock, right or Contract of any character to which the Company is a party or otherwise subject to requiring, and there are no securities of the Company or any Subsidiary outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock of the Company. Except for the Share Repurchase Agreement or as set forth on Schedule 5.4(b), the Company is not a party to, or otherwise subject to, any shareholder agreements, registration rights agreements, voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the Company Stock. The Company has made available to Parent a true and correct copy of the Share Repurchase Agreement.

(c) A true and complete list of all stockholders of the Company together with the number of shares held by each stockholder is set forth on Schedule 5.4(b). Schedule 5.4(c) sets forth (i) the following information with respect to each Common Option (each, a “Company Award”) granted under the Company Option Plans outstanding as of the date of this Agreement: (A) the name of the recipient of the Company Award; (B) the number and class of shares of Company Stock subject to such Company Award; (C) the exercise price of such Company Award; and (D) the date on which such Company Award was granted and (ii) the following information with respect to each Unpaid Cash Bonus pursuant to retention bonus award letters outstanding as of the date of this Agreement: (A) the name of the recipient of the Unpaid Cash Bonus and (B) the amount of the Unpaid Cash Bonus with respect to such recipient.

5.5 Subsidiaries.

(a) Schedule 5.5(a) sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, and the percentage of outstanding equity interests (including partnership interests and limited liability company interests) owned by the Company or its Subsidiaries and any other Person of each Subsidiary. Neither the Company nor any of its Subsidiaries owns any capital stock or other equity interests in any Person that is not a Subsidiary of the Company. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted, except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) The outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights, and all such shares or other equity interests are owned, directly or indirectly, by the Company free and clear of any and all Liens and pre-emptive or similar rights. There is no existing option, warrant, call, stock appreciation rights, or phantom stock, right or Contract to which any Subsidiary is a party or otherwise subject to requiring, and there are no securities of the Company or any Subsidiary outstanding that upon conversion, exercise or exchange would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for, purchase or receive shares of capital stock or other equity interests of any Subsidiary. Neither the Company nor any Subsidiary is party to, or otherwise subject to, any voting trust, proxy or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the shares of capital stock or other equity interests of any Subsidiary.

(c) Except for the Share Repurchase Agreement or as set forth on Schedule 5.4(b), the Company is not a party to, or otherwise subject to, any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than funds to or investments in a wholly owned Subsidiary).

5.6 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, registrations, statements, certifications and other documents required to be filed by it with, or furnished by the Company to, the SEC for all periods beginning on or after October 1, 2007 (the “Company SEC Reports”). The Company SEC Reports were prepared and comply in all material respects in accordance with the applicable requirements of the Exchange Act and the Securities Act of 1933, and did not, as of their respective dates (or, if amended, as of the date of such amendment), contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made available to Parent correct and complete copies of all material correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other hand, occurring since October 1, 2007 and prior to the date hereof. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) The audited consolidated balance sheets of the Company and its Subsidiaries as at September 30, 2009 and 2010 and the related audited consolidated statements of income, cash flows and stockholders equity of the Company and its Subsidiaries for the years ended September 30, 2009 and 2010 and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2010 and the related consolidated statements of income, cash flows and stockholders equity of the Company and its Subsidiaries for the three months then ended, respectively (in each case, contained in the Company SEC Reports and in each case, including the related notes and schedules, where applicable) (together with the Balance Sheet, the “Financial Statements”) (i) present fairly, in all material respects, the consolidated financial condition and results of operations and cash flows and statements of stockholders equity of the Company and its consolidated subsidiaries as of and for the periods presented therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and, with respect to pro forma financial statements, to the qualifications stated therein), (ii) have been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods involved, except as otherwise indicated therein or, in the case of the unaudited quarterly financial statements as permitted by Form 10-Q or subject to normal year-end adjustments and, with respect to pro forma financial statements, to the qualifications stated therein, and (iii) when filed complied as to form in all material respects with the rules and regulations of the SEC with respect thereto. For the purposes hereof, (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2010 is referred to as the “Balance Sheet” and December 31, 2010 is referred to as the “Balance Sheet Date” and (ii) September 30, 2010 is referred to as the “Audited Balance Sheet Date”.

5.7 No Undisclosed Liabilities.

(a) Neither the Company nor any Subsidiary has any Liabilities of any kind that would have been required to be reflected in, reserved against or otherwise described on the Balance Sheet in accordance with GAAP and were not so reflected, reserved against or described, other than (i) Liabilities incurred in the Ordinary Course of Business after the Balance Sheet Date, (ii) Liabilities incurred in connection with the transactions contemplated hereby or

(iii) Liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to (i) any material off balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC); or (ii) any material hedging, derivatives or similar Contract or arrangement.

5.8 Absence of Certain Developments.

(a) (i) Since the Balance Sheet Date the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business (except as otherwise expressly contemplated by this Agreement), (ii) since the Audited Balance Sheet Date there has not been any effect, event, change, occurrence or circumstance that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect and (iii) since the Balance Sheet Date neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of any of the covenants set forth in Section 7.2(b)(v).

(b) Without limiting the generality of the foregoing since the Balance Sheet Date through the date hereof, neither the Company nor any Subsidiary (i) has acquired or sold, transferred or otherwise disposed of any of its material properties or assets or any interest therein, except sales and licenses in the Ordinary Course of Business or the disposal of obsolete or worthless assets, (ii) has purchased or redeemed any shares of capital stock or other equity interests, or made or declared any dividend or distribution with respect to any capital stock or equity security, other than repurchases from directors, employees or consultants in connection with the termination of their employment or service, (iii) has changed its methods of keeping its books of account or accounting practices, except as required by GAAP, or (iv) has agreed or committed to do any of the foregoing.

5.9 Taxes.

(a) The Company and its Subsidiaries have duly and timely filed all material Tax Returns that are required by applicable Laws to have been filed by them, and each such Tax Return is true, correct and complete in all material respects.

(b) The Company and its Subsidiaries have paid all Taxes shown as due on such Tax Returns and all other material Taxes that are due and payable, and with respect to any material Taxes which are not yet due and payable that have accrued through the date of the Financial Statements, the Company has made adequate accruals for such Taxes in the Financial Statements.

(c) All material Taxes that the Company and its Subsidiaries are required by Law to withhold and collect have been duly withheld, collected and paid over to the extent due and payable.

(d) Neither the Company nor any of its Subsidiaries has executed any waiver to extend (or is subject to an extension of) the applicable statute of limitations in respect of the collection or assessment of any material Taxes of the Company and its Subsidiaries.

(e) There is no audit, examination, deficiency or refund litigation pending or outstanding with respect to any material Taxes of the Company or any of its Subsidiaries and no taxing authority has given written notice of the commencement of any audit, examination or deficiency litigation with respect to any such Taxes. No unresolved claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxes assessed by such jurisdiction.

(f) There are no Liens as a result of any material unpaid Taxes upon any of the assets of the Company or any Subsidiary other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company) filing a consolidated, combined or unitary income Tax Return or (ii) has any material liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor.

(h) None of the Company or any of its Subsidiaries is a party to, is bound by or has any obligation under any material Tax sharing or Tax indemnity agreement (other than any commercial Contracts entered into in the ordinary course of business that do not relate primarily to Taxes).

(i) None of the Company or any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(j) Neither the Company nor any of its Subsidiaries has engaged in any “listed transactions” as defined in Section 6111 of the Code or the regulations promulgated thereunder.

(k) None of the Company or any of its Subsidiaries will be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) any “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law), (iii) intercompany transaction or excess loss account described in the Treasury regulations under Section 1502 of the Code (or any similar provision of state, local or foreign income Tax law), (iv) any prepaid amount received on or prior to the Closing Date, (v) installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) election by the Company or any of its Subsidiaries under Section 108(i) of the Code. Neither the Company nor any of its Subsidiaries

has any net operating losses, credit carryovers or other tax attributes that are currently subject to limitation under Sections 382, 383 or 384 of the Code.

(l) Since the Balance Sheet Date to the date of this Agreement, neither the Company nor any of its Subsidiaries has made or changed any Tax election or any annual accounting period, filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in liability or consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to material Taxes.

(m) Schedule 5.9 sets out the entity classification for the Company and each of its Subsidiaries for U.S. federal income tax purposes and, except as disclosed on such schedule, each Subsidiary has been classified as so indicated since its formation.

(n) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

This Section 5.9 represents the sole and exclusive representations and warranties of the Company regarding Tax matters.

5.10 Real Property.

(a) Schedule 5.10(a) sets forth, as of the date hereof, a complete list of all leases and subleases of real property to or by the Company or a Subsidiary involving annual payments in excess of $85,000 (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). The Company has delivered to Parent a true and complete copy of each such Real Property Lease. Except as set forth in Schedule 5.10(a), with respect to each Real Property Lease: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect against the Company or its Subsidiary and, to the Knowledge of the Company, the lessor party thereto, (ii) neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party to the Real Property Lease is in breach of or default under such Real Property Lease, and no event has occurred or circumstance exists which with notice or lapse of time, or both, would constitute a default by the Company, any Subsidiary, or to the Knowledge of the Company any other party thereto under any of the Real Property Leases, except for such breaches or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iii) the Company’s or Subsidiary’s possession and quiet enjoyment of the leased real property under such Real Property Lease has not been disturbed, and to the Company’s knowledge, there are no disputes with respect to such Real Property Lease, except for such disturbances or disputes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (iv) the Company or Subsidiary has not collaterally assigned or granted any other security interest in such Real Property Lease or any interest therein, except for such assignments or grants that, individually or in the aggregate have not been and would not reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole, and (v) there are no Liens (other than Permitted Liens) on the estate or interest created by such Real Property Lease, except for such Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries owns any real property.

5.11 Intellectual Property.

(a) Schedule 5.11(a) sets forth, as of the date hereof, an accurate and complete list of all United States and foreign issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned by the Company or any Subsidiary (the foregoing being, collectively, the “Company Registered Intellectual Property”). To the Knowledge of the Company, the Company Registered Intellectual Property are valid, subsisting and enforceable and in full force and effect. No loss of any material Company Registered Intellectual Property is reasonably foreseeable, and no registrations or applications for Company Registered Intellectual Property have expired or been canceled or abandoned, except in accordance with the expiration of the term of such rights or where the Company has made a determination in the exercise of its reasonable business judgment to permit such registrations or applications to expire, be canceled, or become abandoned.

(b) The Company and its Subsidiaries own all right, title and interest in and to, or otherwise have, to the Knowledge of the Company, a valid and enforceable right to use all material Intellectual Property necessary for or used in the conduct of the business of the Company and its Subsidiaries as currently conducted. All Intellectual Property owned by the Company and its Subsidiaries is owned free and clear of all Liens (except for Permitted Liens).

(c) To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries (including the products and services of the Company and its Subsidiaries) does not infringe, violate or constitute misappropriation of, and has not infringed, violated or constituted misappropriation of, any Intellectual Property of any third Person.

(d) As of the date of this Agreement, to the Knowledge of the Company, no third Person is infringing, violating, or misappropriating any Intellectual Property owned by the Company or its Subsidiaries.

(e) As of the date of this Agreement, there is no pending Legal Proceeding or, to the Knowledge of the Company, threatened or asserted claim that the Company or any Subsidiary has, during the three (3) year period prior to the date of this Agreement, infringed, violated or misappropriated, or is infringing, misappropriating or violating any Intellectual Property rights of any third Person.

(f) As of the date of this Agreement, there are no Orders to which the Company or any Subsidiary is a party or, to the Knowledge of the Company, by which the Company or any Subsidiary is bound, that restricts the Company’s or its Subsidiaries’ rights to use any Intellectual Property used by the Company or its Subsidiaries in the Ordinary Course of Business.

(g) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of material Trade Secrets of the Company and its Subsidiaries and third party confidential information provided to the Company or any Subsidiary that the Company or such Subsidiary is obligated to maintain in confidence. Without limiting the foregoing, each current independent contractor of, and consultant to, the Company and its Subsidiaries who has developed or created Intellectual Property that is incorporated into, integrated or bundled with any Company Product or is otherwise material to the operation of the business of the Company or any Subsidiary for or on behalf of the Company or its Subsidiaries has executed a written agreement pursuant to which such employee, independent contractor or consultant agrees to protect the confidential information of the Company and its Subsidiaries and assigns to the Company or one of its Subsidiaries all Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of his, her or its employment or other relationship with the Company or such Subsidiary.

(h) Except as set forth on Schedule 5.11(h), neither the Company nor any Subsidiary has used any “open source,” “freeware,” “shareware” or other Software code having similar licensing restrictions or distribution models in the development or compilation of any Software developed by the Company or any Subsidiary that is incorporated into, integrated or bundled with any Software distributed by the Company or any Subsidiary in a manner that would require the public disclosure and/or the royalty free licensing of any source code developed or owned by the Company or any Subsidiary.

(i) Except as set forth on Schedule 5.11(i), as of the date of this Agreement, neither the Company nor any Subsidiary is a party to any source code escrow agreement requiring the deposit of source code of any Software developed by or on behalf of the Company or any Subsidiary for the benefit of any third Person and no source code for the Company Products has ever been released to any third Person from any such escrow. Except as set forth on Schedule 5.11(i), neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and the Company and its Subsidiaries do not have a present duty or obligation to disclose, deliver, license, or make available, the source code for any of the Company Products to any third Person.

(j) Schedule 5.11(j) sets forth a list of all agreements to which the Company or any Subsidiary is a party, and pursuant to which the Company or any Subsidiary is granted the right to use any third Person’s Intellectual Property (excluding licenses pertaining to Software that is generally commercially available) that (i) is embedded, integrated, bundled or redistributed with, or otherwise is material to the functionality of, any material Company Product, or is material for the performance of any currently provided service, of the Company or any Subsidiary, or (ii) is material to the operation of the business of the Company and its Subsidiaries (the foregoing being, collectively, the “Material In-Bound License Agreements”). The Company and its Subsidiaries are not, and as of the date of this Agreement, have not received written notice alleging them to be, in breach or default of any Material In-Bound License Agreements.

(k) Schedule 5.11(k) sets forth a list of all agreements to which the Company or any Subsidiary is a party, and pursuant to which the Company or any Subsidiary has granted to any third Person the right to use any Intellectual Property of the Company or any Subsidiary,

excluding non-exclusive licenses of the Company’s and its Subsidiaries’ products and services in the Ordinary Course of Business.

(l) Except as set forth on Schedule 5.11(l), in the last eighteen (18) months, there have been no material failures, breakdowns, continued substandard performance or other adverse events materially affecting any of the Company’s or its Subsidiaries’ computer systems that have caused substantial disruption or interruption to the conduct of the Company’s or its Subsidiaries’ businesses.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a list of all of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or any of its assets or properties is bound as of the date hereof (collectively and together with those Contracts set forth on Schedules 5.10(a) and Schedules 5.11(j) and 5.11(k), the “Material Contracts”), organized under a header for each subsection:

(i) each Contract with any labor union or association representing any employee of the Company or any of its Subsidiaries;

(ii) each Contract relating to the sale of goods, or the provision of any services by, the Company or any of its Subsidiaries, other than the sale or provision of goods and services in the Ordinary Course of Business, for consideration in excess of $400,000 or the equivalent in other currencies during the twelve-month period ending on September 30, 2010;

(iii) each Contract relating to the acquisition or disposition by the Company or any of its Subsidiaries of any business, division or product line or the capital stock of any other Person since January 1, 2007, in each case pursuant to which any earn-outs or deferred, contingent purchase price or indemnification obligations of the Company or its Subsidiaries remain outstanding;

(iv) each Contract providing for the incurrence of outstanding Indebtedness as of the date hereof or the making of any outstanding loans as of the date hereof (other than routine advances to employees for business expenses in the Ordinary Course of Business in an amount not exceeding $50,000 to any individual employee), and all agreements under which the Company or any of its Subsidiaries are obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person;

(v) each Contract creating or governing a joint venture, partnership or similar arrangement;

(vi) each Contract (A) containing a covenant expressly limiting in any material respect the freedom of the Company or any of its Subsidiaries (or that would limit in any material respect the freedom of Parent, the Surviving Corporation and their respective Subsidiaries after the Closing) to engage in any business with any Person or in any geographic area or to compete with any Person, (B) expressly limiting in any material respect the ability of the Company or any of its Subsidiaries to incur indebtedness for borrowed money, (C) obligating the Company or any of its Subsidiaries to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party, or (D) containing any provision that grants any Person a right of first refusal, first offer or similar right to purchase any right, asset or property of, or equity interest in, the Company or its Subsidiaries;

(vii) each Contract creating a Lien (other than Permitted Liens) upon any assets of the Company or any of its Subsidiaries, other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business;

(viii) each Contract reflecting a settlement of any threatened or pending Legal Proceedings, other than (A) releases entered into with former employees or independent contractors of the Company and its Subsidiaries, on an individual (and not class or collective basis), in the Ordinary Course of Business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company and its Subsidiaries, (B) settlement agreements for cash and/or the provision of products and/or services only (which have been paid or provided) and the value of which does not exceed $100,000 as to each such settlement or (C) settlement agreements entered into more than three (3) years prior to the date of this Agreement under which none of the Company or its Subsidiaries has any continuing material obligations, liabilities or rights (excluding releases);

(ix) all operating leases (as lessor or lessee) of tangible personal property (other than any such lease calling for payments of less than $25,000 per year); and

(x) each material Contract with any Governmental Body;

(xi) each other Contract not entered into in the Ordinary Course of Business that involved expenses of the Company and its Subsidiaries of more than $400,000 or the equivalent in other currencies in the aggregate during the twelve-month period ending on September 30, 2010.

(b) True and correct copies of each Material Contract (including all amendments or modifications thereto) have been made available to Parent prior to the date hereof. Each Material Contract is (i) a valid and binding agreement of the Company or a Subsidiary, as the case may be, and, to the Company’s Knowledge, the other parties thereto, and (ii) is in full force and effect and is enforceable in accordance with its terms, except to the extent any Material Contract terminates in accordance with its terms after the date hereof and prior to the Closing (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). The Company or a Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, are not in breach of, default or violation under, any of such Contracts and no event has occurred that with notice or lapse of time, or both, would constitute such a breach, default or violation, except for any such breaches, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice of any termination, default or event that with notice or lapse of time, or both, would constitute a default by the Company and its Subsidiaries under any Material Contract.

5.13 Employee Benefit Plans.

(a) Schedule 5.13(a) contains a list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other stock purchase, stock option, severance, employment, change of control, bonus, incentive or deferred compensation, employee loan and each other material employee benefit plan, program or arrangement (whether or not subject to ERISA) which is contributed to, sponsored or maintained by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any material liability, whether actual or contingent (collectively, the “Company Benefit Plans”). In addition, Schedule 5.13(a) shall specifically indicate each Company Benefit that primarily covers employees who are resident outside of the United States.

(b) With respect to each Company Benefit Plan, the Company has made available to Parent copies of the following, to the extent applicable: (i) the applicable plan documents and any related trust agreement, (ii) the most recent IRS determination letter (or opinion letter) or request for such determination letter (or opinion letter), as applicable, (iii) the most recent summary plan description, (iv) for the most recent plan year for which the deadline for filing such form has expired, the IRS Form 5500, (v) the most recent actuarial valuation report, and (vi) all related trust agreements, insurance contracts, and other funding arrangements that implement each Company Benefit Plan.

(c) As of the date hereof, each Company Benefit Plan is maintained, funded and administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and other applicable Laws. With respect to each U.S. Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code, the Company Benefit Plan has received a favorable determination letter or opinion letter from the IRS, and, to the Knowledge of the Company, no event or circumstance has occurred or failed to occur that would reasonably be expected to cause the loss, revocation or denial of such qualification or favorable determination letter or opinion letter. No condition exists that would reasonably be expected to subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien or penalty or other material liability imposed by ERISA, the Code or other applicable Laws in connection with any Company Benefit Plan. Neither the Company nor any Subsidiary has engaged in and, to the Knowledge of the Company, no third party has engaged in any nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that would reasonably be expected to subject the Company or its Subsidiaries to any material liability.

(d) With respect to each Company Benefit Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code and other applicable Laws, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Company Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA).

(e) Neither the Company nor any member of its Controlled Group sponsors, maintains or has any liability with respect to any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) that is (i) subject to Title IV or Section 302 of ERISA, (ii) is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, or (iii) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required pursuant to Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law). Neither the Company nor any member of its Controlled Group has any liability or potential liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA

(f) With respect to any Company Benefit Plan, (i) no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of the Company, threatened that would result in a material liability to the Company or its Subsidiaries, (ii) to the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims and (iii) to the Knowledge of the Company, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the IRS or any other governmental agencies are pending, in progress or threatened.

(g) Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any other events(s)) will (i) accelerate the time of payment or vesting or increase benefits or the amount payable under any Company Benefit Plan, (ii) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (iii) result in payments under any of the Company Benefit Plans that (1) would not be deductible under Section 280G of the Code or (2) would result in any excise tax under Section 4999 of the Code or any other comparable Law, in each case except for any such matter resulting from Parent’s consummation of the Epicor Offer and the Epicor Merger with respect to employees and other service providers of Epicor.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in documentary and operational compliance with Section 409A of the Code and the applicable guidance issued thereunder in all material respects;

5.14 Labor.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or collective bargaining relationship with a labor union or a labor organization.

(b) Other than such exceptions as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of its Subsidiaries, there are no (i) current strikes, work stoppages, work slowdowns, lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and no such disputes have occurred within the past three (3) years, or (ii) unfair labor practice charges or complaints pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries.

(c) To the Knowledge of the Company, as of the date of this Agreement, no union organizing or decertification activities are underway with respect to the Company or any of its Subsidiaries and no such activities have occurred within the past five (5) years.

(d) To the Knowledge of the Company, as of the date hereof, there are no Legal Proceedings pending or threatened before the U.S. National Labor Relations Board, the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor, the U.S. Department of Justice, the U.S. Occupational Health and Safety Administration or any other Governmental Body with respect to or relating to the employment of the employees of the Company or any of its Subsidiaries.

(e) Within the past three (3) years, neither the Company nor any of its Subsidiaries has implemented any employee layoffs implicating the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law (collectively, the “WARN Act”).

5.15 Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its executive officers relating to the Company that, individually or in the aggregate, would reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole. The Company is not subject to any Orders that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.16 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are in compliance with all Laws applicable to their respective businesses or operations, except where the failure to be in compliance, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries. Neither the Company nor any Subsidiary has received any written notice of or been charged with the violation of any such Laws, except where such violation would be materially adverse to the Company and its Subsidiaries taken as a whole.

(b) Other than such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries currently have all Permits that are required for the operation of their respective businesses as presently conducted and (ii) neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any of their respective Permits.

5.17 Environmental Matters.

(a) Except, individually and in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect:

(i) the Company and each of its Subsidiaries are, and have been since January 1, 2007, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under applicable Environmental Laws to operate its business;

(ii) as of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any pending claims or Legal Proceedings or Orders under, or, to the Knowledge of the Company, any threatened claims alleging noncompliance with or potential Liability under, Environmental Laws, and, to the Knowledge of the Company, no other Person is the subject of any such claim or Legal Proceeding;

(iii) to the Knowledge of the Company, as of the date of this Agreement, there are no investigations of the Company or any of its current or former Subsidiaries, or currently or previously owned, operated or leased property of the Company or any of its current or former Subsidiaries pending or threatened pursuant to Environmental Laws or concerning Materials of Environmental Concern;

(iv) Materials of Environmental Concern are not present at, on, in or under any property currently or formerly owned or leased by the Company or any of its Subsidiaries, or at any other location (including any property used for the treatment, storage or disposal of wastes generated by the Company or any of its Subsidiaries), in a condition or under circumstances that would result in material Liability to the Company or any of its Subsidiaries as a result of any Environmental Law; and

(v) Neither the Company nor any of its Subsidiaries has assumed, undertaken, provided an indemnity with respect to or otherwise become subject to any Liability of any other Person or entity relating to Environmental Law or concerning materials of Environmental Concern.

(b) The Company has made available to Parent copies of all material studies, audits, assessments or other similar documents concerning compliance with, or liability or obligations under, any Environmental Laws affecting the Company or any of its Subsidiaries, to the extent such documents are in the possession or under the reasonable control of the Company or any of its Subsidiaries.

This Section 5.17 constitutes the sole and exclusive representation and warranty with respect to Environmental Laws and any and all environmental and natural resource matters.

5.18 Insurance. Schedule 5.18 lists each material insurance policy maintained by or on behalf of the Company and its Subsidiaries (other than any such insurance policy funding a Company Benefit Plan) and a true and complete copy of each such policy has been made available to Parent prior to the date hereof. All of such insurance policies are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to any of its obligations under any of such material insurance policies. To the Knowledge of the Company, as of the date of this Agreement, (i) there is no threatened termination of, or threatened material premium increase with respect to, any of such policies other than increases in connection with the Company’s annual renewal process and (ii) there is no material claim pending regarding the Company or any of its Subsidiary under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

5.19 Transactions with Related Persons; Affiliates. Neither the Company, nor any of its Subsidiaries, is a party to any Contract with any of its Affiliates, officers, directors, or securityholders (in their capacity as such), other than (i) any contract or other agreement entered into in the Ordinary Course of Business on arm’s length terms with any portfolio company of a stockholder of the Company or of an Affiliate of any such stockholder, (ii) those listed in Schedule 5.19 hereof, (iii) Company Benefit Plans and (iv) employment agreements entered into in the Ordinary Course of Business.

5.20 Financial Advisors. Except for Jefferies & Company, Inc. (the “Financial Advisor”), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Parent, Merger Sub, the Company or any of its Subsidiaries in respect thereof.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in a separate disclosure letter which has been delivered by Parent to the Company prior to the execution of this Agreement, each of Parent and Merger Sub hereby represent and warrant to the Company that as of the date hereof:

6.1 Organization and Good Standing. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business.

6.2 Authorization of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Parent or Merger Sub in connection with the consummation of the transactions contemplated hereby and thereby (collectively, the “Parent Documents”) and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Parent Document and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub. This Agreement has been, and each Parent Document will be at or prior to the Closing, duly executed and delivered by Parent and Merger Sub and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Parent Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Parent or Merger Sub of this Agreement or the Parent Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by Parent or Merger Sub with any of the provisions hereof or thereof will conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination or cancellation under, require a consent or waiver under, require the payment of a penalty or increased liabilities or fees or the loss of a benefit under or result in the imposition of any Lien under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of Parent or Merger Sub; (ii) any Contract or Permit to which Parent or Merger Sub is a party or by which any of the properties or assets of Parent or Merger Sub are bound; (iii) any Order applicable to Parent or Merger Sub or by which any of the properties or assets of Parent or Merger Sub are bound; or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of Parent or Merger Sub in connection with the execution and delivery of this Agreement or the Parent Documents or the compliance by Parent or Merger Sub with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews) or (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

6.4 Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or any of its executive officers relating to Parent or Merger Sub. Neither Parent nor Merger Sub are subject to any Orders that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on Parent or Merger Sub or that are reasonably expected to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or any Parent Documents or consummate the transactions contemplated hereby or thereby.

6.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent or Merger Sub in connection with the transactions contemplated by this Agreement and no other Person is entitled to any fee or commission or like payment in respect thereof.

6.6 Financing. Each of Parent and Merger Sub agrees that it is not a condition to the Closing or to any of its other obligations under this Agreement that Parent and/or Merger Sub obtain financing for the transactions contemplated hereby. Parent and Merger Sub have furnished the Company with a true and correct copy of (x) the executed equity commitment letter, dated as of the date hereof, among Parent, Merger Sub, certain Affiliates of the Sponsor and the other parties thereto (including all exhibits, schedules, annexes and amendments thereto, the “Equity Commitment Letter”) and (y) the executed Debt Financing Commitment Letter, dated as of the date hereof, among Bank of America, N.A.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; and Royal Bank of Canada (collectively, the “Debt Financing Sources”) and excerpts of those portions of each executed fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions or other provisions (excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) regarding the terms and conditions of the financing to be provided by such commitment letter (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter,” and together with the Equity Commitment Letter, the “Commitment Letters”). Assuming the satisfaction of the conditions set forth in Section 8.1 hereof and in Sections 7.1 and 7.2 and Annex I of the Epicor Merger Agreement, the aggregate proceeds contemplated by the Commitment Letters (if funded in accordance with the terms therein), will be sufficient when funded for Parent and the Surviving Corporation to pay (without duplication) all of (a) the aggregate Merger Consideration, any adjustment amount pursuant to Section 3.7 and any other payment contemplated in this Agreement and to pay all fees and expenses related to the Merger, the other transactions contemplated by this Agreement and the financing contemplated by the Debt Commitment Letter, (b) the aggregate cash consideration payable in the Epicor Offer and the Epicor Merger and any other payment contemplated by the Epicor Merger Agreement and to pay all fees and expenses related to the Epicor Offer, the Epicor Merger and the transactions contemplated by the Epicor Merger Agreement and (c) all amounts required to repay and/or redeem all outstanding Indebtedness of the Company, Epicor and their respective Subsidiaries that is required to be repaid and/or redeemed as a result of the consummation of the Merger, the Epicor Offer and/or the Epicor Merger; provided, that the aggregate proceeds contemplated by the Commitment Letters will not include the Scheduled Acquisition Cost Amount; and provided, further, that if Parent shall be required to pay the Scheduled Acquisition Cost Amount pursuant to the terms of this Agreement, Parent shall have the right to amend the Commitment Letters in accordance with the terms of Section 7.11. The Commitment Letters are not subject to any conditions or other contractual contingencies other than as set forth therein and are binding and, on the date hereof, in full force and effect. All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid, and as of the date hereof Parent has no knowledge of any fact or occurrence existing on the date hereof that makes any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate that would reasonably be expected to cause the Commitment Letters to be ineffective. Assuming no breach or default by the Company under this Agreement or by Epicor under the Epicor Merger Agreement and based upon facts and events known by Parent as of the date of this Agreement, Parent is not aware of the existence of any fact or event as of the date of this Agreement that would reasonably be expected to cause such conditions to funding not to be satisfied. Parent has engaged one or more Investment Banks (as such term is defined in the Debt Commitment Letter).

6.7 Solvency. Assuming the satisfaction of the conditions set forth in Section 8.1 hereof and assuming the accuracy in all material respects of the representations and warranties of the Company in this Agreement as of the Closing Date and compliance by the Company in all material respects with the covenants contained in this Agreement, immediately after giving effect to the transactions contemplated by this Agreement (including the consummation of the financing contemplated by the Commitment Letters), the Surviving Corporation shall be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or its Subsidiaries. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Corporation, means that, as of any date of determination, (i) the Present Fair Salable Value of its assets will, as of such date, exceed all of its liabilities, contingent or otherwise, as of such date, (ii) the Surviving Corporation will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged and (iii) the Surviving Corporation will be able to pay its debts as they become absolute and mature, in the Ordinary Course of Business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent” (A) “debt” means liability on a “claim”; and (B) “claim” means (x) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured or (y) the right to an equitable remedy for a breach in performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

6.8 Investment Representation. Parent is acquiring the Company Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws. At the Closing, Parent will be an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Company Stock. Parent acknowledges that the Company Stock has not been registered under the Securities Act, or any state or foreign securities laws and that the Company Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Company Stock is registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

6.9 No Prior Activities. Except for obligations incurred in connection with (i) its incorporation or organization, (ii) the Epicor Merger Agreement and all transaction related thereto, or (iii) the negotiation and consummation of this Agreement and the transactions contemplated hereby, Parent and Merger Sub have neither incurred any material obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any material agreement or arrangement with any Person.

6.10 Epicor Merger Agreement.

Parent has provided the Company with a true and complete copy of the Epicor Merger Agreement and all schedules, annexes and exhibits thereto, in each case, as currently in effect (collectively, the “Epicor Merger Materials”). Other than the Epicor Merger Materials, there are no other agreements or arrangements between Parent, Merger Sub or any of their respective Affiliates, on the one hand, and Epicor or any of its Affiliates, on the other hand, related to the Epicor Offer or the Epicor Merger. The representations and warranties of Parent and Element Merger Co. set forth in the Epicor Merger Agreement are true and correct, except as would not impair or significantly delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement and/or the Epicor Merger Agreement.

ARTICLE VII

COVENANTS

7.1 Access to Information. Prior to the Closing Date and subject to applicable Laws and Section 7.6, Parent shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to have such access to the properties, personnel, businesses and operations of the Company and its Subsidiaries and such examination of the books and records of the Company and its Subsidiaries as it reasonably requests in connection with Parent’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted under reasonable circumstances and times and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate with Parent and Parent’s representatives in connection with such access and examination, and Parent and its representatives shall cooperate with the Company and its representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it would require the Company or any of its Subsidiaries to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which the Company or any of its Subsidiaries is bound; provided, however, that the Company shall use commercially reasonable efforts to obtain a waiver of any such confidentiality obligations upon Parent’s reasonable request. Notwithstanding anything to the contrary contained herein, prior to the Closing, (a) without the prior written consent of the Company (which consent may not be unreasonably withheld), Parent shall not contact any suppliers to, or customers of, the Company or any Subsidiary, other than in the Ordinary Course of Business of Parent or any of its Affiliates with respect to matters not involving the Company or its Subsidiaries, and provided that the Company shall have the right to have a representative present during any such contact in the event that it consents to such contact, and (b) Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent may be withheld for any reason).

7.2 Conduct of the Business Pending the Closing.

(a) Prior to the Closing, except (i) as set forth on Schedule 7.2(a), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause its Subsidiaries to:

(i) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business, including with respect to capital expenditures, and not enter into a new line of business outside the Company’s and its Subsidiaries’ existing business segment; and

(ii) use its commercially reasonable efforts to (A) preserve the present business operations, organization and goodwill of the Company and its Subsidiaries, (B) preserve the present relationships with customers and suppliers of the Company and its Subsidiaries and (C) keep available the services of the current executive officers of the Company.

(b) Prior to the Closing, except (i) as set forth on Schedule 7.2(b), (ii) as required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Parent (except with respect to Section 7.2(b)(x), which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and shall not permit its Subsidiaries to:

(i) repurchase, redeem or otherwise acquire, or grant any rights or enter into any Contracts or commitments to repurchase, redeem or acquire, any outstanding shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

(ii) issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries (except for any issuance made pursuant to the exercise of Common Options) or grant options, warrants, calls or other rights to purchase shares of the capital stock or other securities of the Company or any of its Subsidiaries;

(iii) effect any recapitalization, reclassification or like change in the capitalization of the Company or any of its Subsidiaries, or adopt a plan of complete or partial liquidation, dissolution, restructuring or other reorganization;

(iv) amend the certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries;

(v) except as required by the terms of any Company Benefit Plan as of the date of this Agreement or by applicable Law, (A) increase the level of cash compensation paid to any director, officer, employee or consultant of the Company or any of its Subsidiaries (except increases in salaries or wages and commission and bonus opportunities of non-officer employees in the Ordinary Course of Business), (B) grant or accelerate the vesting or payment of any equity or equity-based compensation or severance to any director, executive officer, employee or consultant (other than severance consistent with any Company Benefit Plan as in effect on the date hereof), (C) adopt or amend any Company Benefit Plan (other than to provide severance consistent with any Company Benefit Plan or additional severance payments made outside of Company Benefit Plans so long as such payments do not exceed $300,000 in the aggregate) or (D) enter into any employment, consulting or similar agreement (or amend any such agreement) to which the Company or any of its Subsidiaries is a party or involving any employee, consultant or director of the Company or any of its Subsidiaries that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (provided, however, that the Company and its Subsidiaries may enter into or amend employment and consulting arrangements with officers, employees and consultants (other than the Chief Executive Officer of the Company and his direct reports) in connection with promotions and new hires or engagements in the Ordinary Course of Business);

(vi) acquire any material properties or assets or sell, assign, license, transfer, convey, abandon or otherwise dispose of any of the material properties or assets of the Company or any of its Subsidiaries (except acquisitions of inventory, equipment and supplies and capital expenditures in the Ordinary Course of Business or sales and non-exclusive licenses of products and services in the Ordinary Course of Business or the disposal of obsolete or worthless assets);

(vii) make any loan, advance or capital contribution to or investment in any Person (other than (A) loans, advances or capital contributions to or investments in a Subsidiary of the Company and (B) routine advances to employees for business expenses in the Ordinary Course of Business in an amount not exceeding $25,000 to any individual employee, or $100,000 in the aggregate);

(viii) initiate, compromise or settle any Legal Proceeding (other than (A) in connection with the enforcement of the Company’s rights under this Agreement, (B) settlements that are individually less than $100,000, (C) for the collection of bills and the protection of Intellectual Property rights in the Ordinary Course of Business and (D) in such other circumstances where the Company in good faith determines that the failure to commence a Legal Proceeding would result in the material impairment of its business or the loss of a material right);

(ix) enter into, materially modify or terminate any labor or collective bargaining agreement or, through negotiations or otherwise, make any commitment or incur any material Liability to any labor organizations;

(x) enter into or agree to enter into any merger or consolidation with any corporation or other entity, or acquire the securities or any division, business or all or substantially all of the assets of any other Person;

(xi) amend, modify, extend, renew or terminate any Real Property Lease (other than renewals of any Real Property Lease entered into in good faith and on market terms, with the exception of the Real Property Lease for the Company’s headquarters), and shall not enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property requiring rental and other payments in excess of $25,000 annually as averaged over the term thereof;

(xii) enter into or modify any Contract with any Affiliate of the Company (other than a Subsidiary), other than any Contract entered into in the Ordinary Course of Business on arm’s length terms with any portfolio company of a stockholder of the Company or of an Affiliate of any such stockholder;

(xiii) implement any employee layoffs implicating the WARN Act;

(xiv) except to the extent required by Law, make, change or rescind any election relating to material Taxes, change any method of Tax accounting in respect of material Taxes, file any amended Tax Return in respect of material Taxes, or settle or compromise any claim, investigation, audit or controversy relating to a material amount of Taxes, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xv) except to the extent required by Law or GAAP, make any material change to any of its methods of accounting or methods of reporting revenue and expenses or accounting practices;

(xvi) enter into any joint venture or similar agreement;

(xvii) (A) incur any Indebtedness (other than borrowings in the Ordinary Course of Business under the Company’s existing revolving credit facility), (B) incur any letter of credit, performance bond, cash collateral or escrow requirement or similar credit support other than in the Ordinary Course of Business or (C) grant any Lien (other than Permitted Liens) on any asset or properties (whether tangible or intangible) of the Company or any of its Subsidiaries (other than purchase money security interests in connection with the acquisition of equipment in the Ordinary Course of Business);

(xviii) make any individual capital expenditure in excess of $100,000 that is not included in the budget of the Company and its Subsidiaries as in effect on the date of this Agreement; or

(xix) agree or commit to do anything prohibited by this Section 7.2(b).

Parent acknowledges and agrees that: (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of Company or Company Subsidiaries prior to the Effective Time, (b) prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (c) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent shall be required with respect to any matter set forth in this Section 7.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of Company’s counsel, violate any Law.

(c) Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, engage in any business activities or incur any liabilities or obligations other than (i) as expressly contemplated by this Agreement, the Epicor Merger Agreement, the Commitment Letters and the equity commitment letters issued to Epicor in connection with the Epicor Merger Agreement, or (ii) for purposes of consummating the transactions contemplated hereby and thereby.

7.3 Consents. The Company shall use (and the Company shall cause its Subsidiaries to use) its commercially reasonable efforts to obtain (and Parent shall use its commercially reasonable efforts to assist the Company and its Subsidiaries to obtain) prior to the Effective Time the consents and approvals referred to in Sections 5.3 (or the Schedules thereto), and Parent shall use (and Parent shall cause Merger Sub to use) its commercially reasonable efforts to obtain (and the Company and its Subsidiaries shall use their commercially reasonable efforts to assist Parent to obtain) prior to the Effective Time the consents and approvals referred to in Sections 6.3 (or the Schedules thereto); provided, however, that the immediately preceding sentence shall not apply to any consents or approvals that the Company, on the one hand, and Parent and Merger Sub, on the other hand, mutually agree not to pursue or obtain; provided, further, however, (a) no party shall be obligated to pay any consideration to any third party from whom consent or approval is requested under any Contract, (b) the consent of Parent shall be required with respect to any amendment or modification to any Contract in connection with obtaining any such consent or approval that is adverse in any material respect to Parent, Merger Sub, the Company or any of its Subsidiaries and (c) no party shall be obligated to obtain any consents and approvals in connection with the Indenture or the Credit Agreement, dated as of May 2, 2006, by and between the Company and the other parties thereto, as amended from time to time. On or prior to the Closing Date, the Company shall use commercially reasonable efforts to prepare all necessary filings with the United States Patent and Trademark Office, the United States Copyright Office and the applicable office in all applicable foreign jurisdictions required to ensure that each patent, patent application, registered trademark, trademark application, registered service mark, service mark application and registered copyright that is or is purported to be owned by the Company shall not be subject to any Liens.

7.4 Regulatory Approvals.

(a) Subject to the terms and conditions herein provided, each of the parties agrees to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable under applicable Laws to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement and the Epicor Offer, the Epicor Merger and the other transactions contemplated by the Epicor Merger Agreement. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b) Subject to applicable Laws and the instructions of any Governmental Body, the Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby and the Epicor Merger Agreement, including using their reasonable best efforts to prepare all necessary documentation (including furnishing all information required under the Competition Laws) to effect promptly all necessary filings with any Governmental Body and to obtain all consents, waivers and approvals of any Governmental Body necessary to consummate the Merger and the other transactions contemplated by this Agreement and, solely in the case of Parent, the Epicor Offer, the Epicor Merger and the other transactions contemplated by the Epicor Merger Agreement. Subject to applicable Laws, the instructions of any Governmental Body and any confidentiality obligation, each party hereto shall provide to the other parties copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity or other Governmental Body relating to the transactions contemplated by this Agreement, and to the extent permissible under any confidentiality obligations and the Competition Laws, the Epicor Merger Agreement or any of the matters described in this Section 7.4. Subject to applicable Laws, the instructions of any Governmental Body and any confidentiality obligation, each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body or in respect to any filings, investigation, or other inquiry regarding the transactions contemplated by this Agreement, without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. To the extent permissible under applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Competition Laws. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 7.4(b) or any other section of this Agreement as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c) Without limiting the generality of the undertakings pursuant to this Section 7.4, the parties hereto shall provide or cause to be provided (including by their “ultimate parent entities” as that term is defined in the HSR Act) as promptly as practicable to any Governmental Antitrust Entity information and documents requested by such Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and the Epicor Merger Agreement, including filing any notification and report form and related material required under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews) as promptly as practicable, but in no event later than ten (10) Business Days after the date hereof, and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews). The parties shall use their reasonable best efforts to cause the filings under the HSR Act to be considered for grant of “early termination,” and make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith. Parent shall be responsible for all filing fees under the HSR Act and under any such other laws or regulations applicable to Parent as well as all fees and expenses of the Company in responding to any requests for additional information.

(d) If any objections are asserted with respect to the transactions contemplated hereby or the Epicor Merger Agreement under any Competition Law or if any Legal Proceeding is instituted by any Governmental Antitrust Entity or any private party challenging any of the transactions contemplated hereby or by the Epicor Merger Agreement as violative of any Competition Law, each of Parent and the Company shall at their respective cost and expense, use its reasonable best efforts to: (i) oppose or defend against any action that seeks to prevent or enjoin consummation of (x) the Merger or any other transaction contemplated by this Agreement or (y) the Epicor Offer, the Epicor Merger or any other transaction contemplated by the Epicor Merger Agreement, and/or (ii) subject to Section 7.4(e), take such action as reasonably necessary to overturn any regulatory action by any Governmental Antitrust Entity to prevent or enjoin consummation of (x) the Merger or any other transaction contemplated by this Agreement or (y) the Epicor Offer, the Epicor Merger or any other transaction contemplated by the Epicor Merger Agreement, including by defending any Legal Proceeding brought by any Governmental Antitrust Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Antitrust Entity or private party may have to such transactions under such Competition Law so as to permit consummation of the transactions contemplated by this Agreement and the Epicor Merger Agreement.

(e) Notwithstanding the foregoing, Parent shall, and shall cause its Subsidiaries to, take all actions necessary to avoid or eliminate each and every impediment under any Competition Law so as to enable the consummation of the transactions contemplated hereby, and by the Epicor Merger Agreement, including the Merger, Epicor Offer and the Epicor Merger, to occur as soon as reasonably possible (and in any event no later than the Business Day prior to the Outside Date), including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of businesses, product lines or assets of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries and Epicor and its Subsidiaries), (ii) terminating existing relationships, contractual rights or obligations of Parent or its Subsidiaries (including the Surviving Corporation and its Subsidiaries and Epicor and its Subsidiaries, (iii) terminating any venture or other arrangement, and (iv) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s and its Subsidiaries’ and Epicor’s and its subsidiaries’), freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of Parent and its Subsidiaries (including the Surviving Corporation and its Subsidiaries and Epicor and its Subsidiaries), in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction which would otherwise have the effect of preventing the consummation of the transactions contemplated hereby and by the Epicor Merger Agreement, including the Merger, Epicor Offer and the Epicor Merger.

7.5 Further Assurances. Each of Parent, Merger Sub and the Company shall use (and the Company shall cause each of its Subsidiaries to use and Parent shall cause Element Merger Co. to use) its reasonable best efforts to (i) take all actions necessary or appropriate to consummate as promptly as reasonably practical the transactions contemplated by this Agreement and, solely in the case of Parent and Element Merger Co., the Epicor Offer (if applicable), the Epicor Merger and the other transactions contemplated by the Epicor Merger Agreement, and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Merger and, solely in the case of Parent, the Epicor Offer (if applicable) and the Epicor Merger.

7.6 Confidentiality. Parent and Merger Sub acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Activant Solutions Inc. and Apax Partners, L.P. dated as of April 12, 2010 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The Confidentiality Agreement shall terminate at the Effective Time.

7.7 Indemnification, Exculpation and Insurance.

(a) From and after the Closing Date, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, the individuals who on or prior to the Closing Date were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company or any of its Subsidiaries at any time on or prior to the Closing Date. Parent agrees that all rights of the Indemnitees to indemnification and exculpation from liabilities for acts or omissions occurring on or prior to the Closing Date as provided in the respective certificate of incorporation or bylaws or comparable organizational documents of the Company or any of its Subsidiaries as now in effect, and any indemnification agreements of the Company or any of its Subsidiaries shall survive the Closing Date and shall continue in full force and effect in accordance with their terms. Such rights shall not be amended or otherwise modified in any manner that would adversely affect the rights of the Indemnitees, unless such modification is approved by such Indemnitees. In addition, Parent shall, or shall cause the Surviving Corporation to, pay or reimburse any expenses of any Indemnitee under this Section 7.7 as incurred to the fullest extent permitted under applicable Law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by applicable Law.

(b) Parent, from and after the Closing Date, shall cause (i) the certificate of incorporation and bylaws or comparable organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of certain liabilities of directors, officers, employees and agents and indemnification than are set forth as of the date of this Agreement in the certificate of incorporation and bylaws of the Company and (ii) the certificate of incorporation and bylaws or comparable organizational documents of each Subsidiary of the Surviving Corporation to contain the current provisions regarding indemnification of directors, officers, employees and agents, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(c) Each of the Surviving Corporation and the Indemnitee shall cooperate, and cause their respective Affiliates to cooperate, in the defense of any Claim and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(d) The Surviving Corporation shall provide or maintain in effect for six (6) years from the Effective Time, through the purchase of “run-off” coverage or otherwise, directors’ and officers’ and corporate liability insurance covering those individuals who are covered by the directors’ and officers’ and corporate liability insurance policy or policies provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the “Existing Policy”) on terms comparable in all respects to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors’ and officers’ and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries with the amount of coverage at least equal to that of the Existing Policy and deductibles no larger than those customary for such type of insurance coverage; provided, however, that if such “run-off” or other coverage is not available at a cost not greater than 250% of the annual premiums paid as of the date hereof under the Existing Policy (the “Insurance Cap”), then the Surviving Corporation shall be required to obtain as much coverage as is possible under substantially similar policies for such annual premiums as do not exceed the Insurance Cap.

(e) The provisions of this Section 7.7: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

(f) In the event that the Surviving Corporation or any of their respective successors or assigns (i) consolidates or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 7.7.

(g) The obligations of the Surviving Corporation under this Section 7.7 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 7.7 applies without the consent of the affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 7.7 applies shall be third party beneficiaries of this Section 7.7).

(h) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company, any of its Subsidiaries or any of its directors or officers, it being understood and agreed that the indemnification provided for in this Section 7.7 is not prior to or in substitution for any such claims under such policies.

7.8 Preservation of Records. Parent shall, and shall cause the Surviving Corporation to, preserve and keep the records held by them relating to the respective businesses of the Company and its Subsidiaries for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times and upon reasonable advance notice, to any Stockholder as may be reasonably required by such party in connection with any Legal Proceedings or Tax audits against, governmental investigations of, compliance with legal requirements by, or the preparation of financial statements of, the Stockholders or any of their Affiliates.

7.9 Publicity. None of the Company, on the one hand, or Merger Sub or Parent, on the other hand, shall issue any press release or public announcement or comment concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless and only to the extent, in the judgment of the Company or Parent upon the advice of counsel, disclosure is otherwise required by applicable Law (including the periodic reporting requirements under the Exchange Act); provided that, to the extent so required by applicable Law, the party intending to make such release shall use its commercially reasonable efforts consistent with applicable Law to consult with the other party with respect to the text thereof.

7.10 Employment and Employee Benefits.

(a) Parent covenants and agrees to cause the Surviving Corporation and its Subsidiaries to, (i) for a period of one year following the Closing Date (the “Benefits Continuation Period”), provide base salary or wages, as applicable, bonus and commission opportunities and employee benefits to Continuing Employees (as defined below) at levels that are substantially similar in the aggregate to the levels of base salary or wages, bonus and commission opportunities and employee benefits as in effect under the Company Benefit Plans (with the exception of any equity compensation, defined benefit plan benefits, retiree medical benefits or severance) immediately prior to the Closing; provided, however, the Surviving Corporation shall pay (or Parent shall cause to be paid), to all Continuing Employees who are employed at the time that the bonus awards in respect of the 2011 fiscal year would generally have been paid in the Ordinary Course of Business, cash bonuses under the terms of the Amended and Restated Bonus Plan or the Profit Sharing Plan, as applicable, as in effect immediately prior to the Closing Date (together, the “Bonus Plans”), that are equal to the amount in respect of the period from October 1, 2010 through the Closing Date (the “Stub Bonus Period”) as would have been accrued by the Company for such period using the higher of (x) the aggregate forecasted accrual for such cash bonuses used in the calculation of Net Working Capital for the Bonus Plans as set forth on Schedule 7.10(a) or (y) actual performance achieved through the last day of the last full month immediately preceding the end of the Stub Bonus Period and (ii) provide severance compensation and benefits to any Continuing Employees during the Benefits Continuation Period at levels at least equivalent to the levels of such severance compensation and benefits as in effect under the Company Benefit Plans immediately prior to the Closing; provided, however, with respect to the severance benefits only, that such benefits can be provided in accordance with applicable Law without incurring any additional fees, Taxes, fines or penalties as determined by Parent in its reasonable business discretion. Employees of the Company or its Subsidiaries immediately prior to the Closing who continue their employment with the Surviving Corporation or its Subsidiaries following the Closing Date are hereinafter referred to as the “Continuing Employees.”

(b) For purposes of eligibility, vesting and, solely with respect to vacation/paid time off and severance compensation, benefit entitlement under the employee benefit plans, programs, agreements and arrangements of Parent and its Subsidiaries (including the Surviving Corporation) in which Continuing Employees are otherwise eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each Continuing Employee with his or her years of service with the Company, its Subsidiaries and any predecessor or other entities, to the same extent as such Continuing Employee was credited for such service under any similar Company Benefit Plan as of the Closing Date. Parent and its Subsidiaries (including the Surviving Corporation) shall use commercially reasonable efforts to ensure that Continuing Employees are not denied coverage under any Parent Plan on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Company Benefit Plans immediately prior to the Closing, shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles, copayments and out-of-pocket expenses in the year of initial participation in the Parent Plans and shall waive any evidence of insurability and eligibility waiting period requirements under each such plan.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 7.10 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including without limitation, any employees, former employees, any participant or any beneficiary thereof in any Company Benefit Plan or Parent Plan, or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Corporation. Nothing contained in this Section 7.10 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Plan or to terminate the employment of any employee of the Company or its Subsidiaries for any reason.

7.11 Financing. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not (prior to the Effective Time) have any responsibility for, or incur any liability to any person under, any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 7.11 and that Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Affiliates and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Equity Financing and Debt Financing and any information utilized in connection therewith. Parent and Merger Sub shall use their respective reasonable best efforts to (i) arrange and consummate the financing on the terms and conditions described in the Commitment Letters (including the exercise of so-called “flex” provisions) as promptly as practicable, including using reasonable best efforts to (x) negotiate and enter into definitive agreements with respect thereto consistent with the terms and conditions contained in the Commitment Letters or on other terms no less favorable, in all material respects to Parent and Merger Sub, and (y) to satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are to be satisfied by Parent or Merger Sub and (ii) comply with their obligations under the Commitment Letters. Without limiting the obligations of Parent and Merger Sub pursuant to the immediately preceding sentence, Parent shall prepare and deliver to the Debt Financing Sources on a timely basis taking into account the Marketing Period (1) the Pro Forma Financial Information, (2) all Debt Offering Documents and (3) all necessary materials to obtain the debt ratings contemplated by Section 3 of the Debt Commitment Letter. Each of Parent and Merger Sub shall provide the Company, upon reasonable request, with such information and documentation as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. In the event that all conditions applicable to the financing commitments have been satisfied, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such financing to consummate the transactions contemplated hereby and by the Epicor Merger Agreement on the Closing Date (including by taking enforcement action to cause such lenders and other Persons providing such financing to fund such financing). In the event (x) any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter and/or (y) Parent is required to pay the Scheduled Acquisition Cost Amount (or a portion thereof) pursuant to the terms of this Agreement, (A) Parent shall use its reasonable best efforts to arrange and to obtain alternative financing from the same or alternative sources on terms no less favorable to Parent than those in the Debt Commitment Letter that such alternative financing would replace (including flex provisions) (the “Alternative Financing”) as promptly as practicable following the occurrence of such event, (B) the term “Commitment Letter” in this Section 7.11 shall be deemed to include any new financing commitment entered into with respect to obtaining such alternative financing and (C) the obligations under this Section 7.11 shall apply equally to any such alternative financing (including any new financing commitment); provided, that Parent shall not be required to seek any Alternative Financing on or after the Outside Date and shall not be required to execute any new debt commitment letter or arrange for such alternative financing on terms and conditions that are less favorable (unless otherwise determined by Parent), in the aggregate, to Parent, Merger Sub or the Surviving Corporation than those included in the Debt Commitment Letter that they would replace. Parent shall promptly notify the Company of any breach that could adversely affect the timely availability of the financing to be provided by the Commitment Letters of which Parent or Merger Sub has become aware by any party to the Commitment Letters or any written proposal by any financing party named in a Commitment Letter to withdraw, repudiate, terminate or make a material change in the terms of (including the amount of financing contemplated by) such Commitment Letter. Neither Parent nor Merger Sub shall, without the prior written consent of the Company, consent to or enter into (a) any amendment, modification, or waiver of any material provision or remedy under, the Debt Commitment Letter (except any amendment, modification or waiver in connection with Parent’s requirement to fund the Scheduled Acquisition Cost Amount pursuant to the terms of this Agreement) if such amendment, modification, waiver or remedy (x) reduces the cash amount of the funding commitments under the Debt Commitment Letter (unless such reduction of the financing commitments under the Debt Commitment Letter is matched with a corresponding equivalent increase of the financing commitment under the Equity Commitment Letter), (y) significantly delays the consummation of the transactions contemplated by this Agreement, or (z) amends, supplements or otherwise modifies the conditions precedent set forth in the Debt Commitment Letter in any manner that is adverse to Parent or the Company or otherwise adversely affects the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement and/or the Epicor Merger Agreement, (b) any amendment, modification or waiver of any term of the Equity Commitment Letter (except any amendment that solely increases the amount of the equity financing thereunder without amending or modifying any other term of the Equity Commitment Letter) (actions prohibited by clauses (a) and (b), collectively, the “Restricted Commitment Letter Amendments”) or (c) termination of the Commitment Letters; provided, however, Parent and Merger Sub may amend the Debt Commitment Letter (x) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date hereof and (y) in connection with Parent’s obligation (if any) to pay the Scheduled Acquisition Cost Amount pursuant to this Agreement. Parent shall, and shall cause its Affiliates to, use reasonable best efforts to maintain the effectiveness of the Commitment Letters. For the avoidance of doubt, in the event that (x) all or any portion of the financing contemplated by the Debt Commitment Letter has not been consummated, and (y) all conditions set forth in Article VIII hereof have been satisfied or waived (other than the conditions set forth in Sections 8.1(b) and 8.2(b) but subject to the satisfaction of such conditions) and the Closing is required to occur pursuant to Section 2.2, each of Parent and Merger Sub shall cause the proceeds of the bridge facility contemplated by the Debt Commitment Letter to be used to cause the Closing to occur. For the avoidance of doubt, nothing herein shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to (i) seek equity financing from any source other than those counterparty to, or in excess of that contemplated by the Equity Commitment Letter or (ii) pay any fees in excess of those contemplated by the Debt Commitment Letter, or agree to any “market flex” terms less favorable to Parent, Merger Sub or the Surviving Corporation than such corresponding market flex terms contained or contemplated by the Debt Commitment Letter (in either case, whether to secure waiver of any conditions contained therein or otherwise).

7.12 Financing Assistance. Subject to the terms of Section 7.11 and this Section 7.12, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives to cooperate in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter or any alternative debt financing for the transactions contemplated by this Agreement as may be reasonably requested by Parent, including (i) participation in meetings, presentations, drafting sessions, due diligence sessions and sessions with prospective lenders, investors and ratings agencies in connection with any of such debt financing; (ii) furnishing Parent and its financing sources with the financial statements of the Company and its Subsidiaries identified in Section 12 of Exhibit D of the Debt Commitment Letter (excluding any Pro Forma Financial Information) (the “Required Financial Information”) and interim financial statements for any month or quarter after the date of this Agreement; (iii) assisting Parent and Merger Sub and their financing sources in the preparation of (A) any Debt Offering Documents and (B) materials for rating agency presentations; (iv) reasonably cooperating with the marketing efforts of Parent and Merger Sub and their financing sources for any of such debt financing, including presentations and road shows to and with, among others, prospective lenders, investors and ratings agencies; (v) reasonably facilitating the pledging of collateral, including taking all actions reasonably necessary to establish bank and other accounts in connection with the foregoing; (vi) using commercially reasonable efforts to obtain customary accountants’ comfort letters with respect to financial information derived from the financial statements of the Company; (vii) providing such customary information (including all customary financial information related to the Company and/or its Subsidiaries and/or any Acquisition Target reasonably required by Parent), documents, cooperation and assistance as Parent shall reasonably request with respect to Parent’s preparation of any Debt Offering Documents and Pro Forma Financial Information and otherwise in connection with obtaining the Debt Financing (which, for the avoidance of doubt, does not include any certificate or other representation regarding solvency or similar matters); (viii) requesting customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Indebtedness and Liens under the existing credit agreements to which the Company and its Subsidiaries are parties, and furnishing Parent and its lenders promptly, and in any event at least ten (10) days prior to the Closing Date, with all documentation and other information required by any Governmental Body with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended); and (ix) at Parent’s request and direction, using commercially reasonable efforts to ensure that any efforts to syndicate the Debt Financing benefit from the Company’s existing lending and investment banking relationships. Parent and Merger Sub acknowledge and agree that they are responsible for the preparation and content of Debt Offering Documents and the Pro Forma

Financial Information and the Company and its Subsidiaries will not have any Liability in respect thereof. Notwithstanding the foregoing, (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries and (y) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the financings contemplated by the Debt Commitment Letter prior to the Effective Time. Parent shall, at the earlier of Closing or the termination of this Agreement in accordance with its terms, reimburse the Company and its Subsidiaries for all reasonable out of pocket costs incurred by the Company or its Subsidiaries in connection with the cooperation required by this Section 7.12, including in connection with the preparation of the Debt Offering Documents and the Pro Forma Financial Information. Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the debt financing contemplated by the Debt Commitment Letter and the performance of their respective obligations under this Section 7.12 and any information utilized in connection therewith. The Company hereby consents to the use of its and its Subsidiary’s logos in connection with the debt financing contemplated by the Debt Commitment Letter; provided, that such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or its Subsidiaries. All non-public or other confidential information provided by the Company pursuant to this Section 7.12 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the debt financing subject to the potential sources of capital, prospective lenders and investors entering into customary confidentiality undertakings with respect to such information, with the Company being a beneficiary of such confidentiality undertakings.

7.13 Termination of Affiliate Arrangements. Prior to the Closing, the Company shall execute and deliver a termination and release agreement, substantially in the form attached hereto as Exhibit E (the “Termination and Release Agreement”), with respect to the Company’s Stockholders Agreement, dated as of May 2, 2006, by and among the Company and the parties thereto, and the Company’s Employee Stockholders Agreement, dated as of November 16, 2006, by and among the Company and the parties thereto, in each case without any monetary Liability having been incurred or satisfied by the Company or any Company Subsidiary under such Contracts or other arrangements on or after the date hereof, except as set forth on Schedule 7.13.

7.14 Exclusivity. The Company agrees that after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, it shall not, and it shall cause its Subsidiaries and Affiliates and shall use its reasonable best efforts to cause the officers, directors, employees, investment bankers, attorneys, accountants, agents, advisors, representatives and Affiliates of the Company and its Subsidiaries (collectively, the “Covered Persons”) not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or encourage the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal; (c) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company’s or any Company Subsidiaries’ securities; or (d) enter into any agreement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Company shall, and shall use its reasonable best efforts to cause its Subsidiaries and all other Covered Persons to (A) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person, conducted prior to the date hereof with respect to any Acquisition Proposal, (B) immediately notify any party with which such discussions or negotiations were being held of such termination, (C) immediately request in writing that all Persons to whom nonpublic information concerning the Company and its Subsidiaries has been distributed on or prior to the date of this Agreement return such information to the Company as soon as possible, and (D) refrain from entering into any Acquisition Proposal. From and after the date of this Agreement, the Company shall, and shall cause its Subsidiaries and other Covered Persons to (i) promptly advise Parent in writing of the receipt, directly or indirectly, of any inquiry, proposal, or other materials, and of discussions, negotiations, or proposals relating to, an Acquisition Proposal (including any and all subsequent inquiries, proposals and discussions), (ii) promptly identify the offeror, and (iii) promptly provide Parent copies of all correspondence and proposed written agreements, arrangements or understandings with respect to any Acquisition Proposal. For purposes of this Section 7.14, “Acquisition Proposal” means any offer or proposal for, or indication of interest in, a merger, consolidation, stock exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, any purchase of at least 10% of the assets of the Company and its Subsidiaries, taken as a whole, or any capital stock of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

7.15 Closing Certificate. The Company shall deliver to Parent at Closing a certificate in form and substance reasonably satisfactory to Parent, duly executed and acknowledged, certifying that an interest in the Company is not a “United States real property interest” as defined in Section 897(c) of the Code, so that the transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code and the Treasury regulations thereunder.

7.16 Company Stockholder Approval. Promptly (and in any event within one (1) Business Day) following the execution of this Agreement, the Company shall deliver to Parent a copy of the executed action by written consent of the Stockholders, evidencing the Stockholder Approval. To the extent required by the DGCL, the Company shall promptly (and, in any event, within ten (10) Business Days of the date of this Agreement) deliver to any Stockholder who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the Stockholders pursuant to the applicable provisions of the DGCL, which notice shall constitute the notice to the Stockholders required by applicable Law that appraisal rights may be available to the Stockholders in accordance with the DGCL.

7.17 Certain Indebtedness. The Company shall, at the expense of Parent, (i) prepare a notice of redemption for all of the outstanding Notes pursuant to Section 3.03 of the Indenture, (ii) use its commercially reasonable efforts to cause the Trustee to agree to proceed with the redemption of the Notes on notice of at least 30 days, but not more than 60 days, before the redemption date and, in any event, provide such notice and take any such action as is reasonably necessary to cause the Trustee to mail the notice of redemption to the holders of the Notes on the

Closing Date, (iii) use its commercially reasonable efforts to obtain an officer’s certificate stating that, subject to delivery of funds as arranged by Parent, all conditions precedent to the satisfaction and discharge of the Notes have been satisfied, (iv) use its commercially reasonable efforts to obtain an appropriate opinion of counsel stating that, subject only to delivery of funds as arranged by Parent, all conditions precedent to the satisfaction and discharge of the Notes have been satisfied, and (v) use its commercially reasonable efforts to take all other actions and prepare all other documents as may be reasonably necessary or appropriate to prepare to issue as of the Closing an irrevocable redemption notice for the Notes (subject to the irrevocable deposit of funds with the Trustee at the Closing as arranged by Parent).

7.18 Share Repurchase Agreement. Prior to the Effective Time, the Company shall not amend, modify, supplement or otherwise alter the terms of the Share Repurchase Agreement.

7.19 Epicor Merger Agreement. (i) Parent will not complete the Epicor Offer and/or the Epicor Merger unless (x) all conditions in Sections 8.1 and 8.2 of this Agreement have been satisfied or waived in writing in accordance with the terms thereof and (y) all conditions to the receipt of the financing contemplated by the Equity Commitment Letter, the Debt Commitment Letter and the equity commitment letter delivered to Epicor pursuant to the Epicor Merger Agreement have been satisfied or waived in writing in accordance with the terms thereof (other than the consummation of the Closing and the Epicor Merger Closing) and (z) each of Parent and the Company intends to consummate the Closing on the same day as the Epicor Offer Closing and/or Epicor Merger Closing; (ii) Parent will not take any action pursuant to Section 2.1 of the Epicor Merger Agreement (other than reducing the Offer Price) that requires Epicor’s consent without also obtaining the consent of the Company or waive the Minimum Tender Condition (as defined in the Epicor Merger Agreement) or the condition in clause (d)(v) of Annex I to the Epicor Merger Agreement, in each case, to the extent such action would reasonably be expected to impair or significantly delay the consummation of the Epicor Offer or the Epicor Merger; (iii) Parent will not take any action to increase the Offer Price without obtaining the prior written consent of the Company, unless Parent and the Affiliates of the Sponsor who are parties to the Equity Commitment Letter simultaneously increase the Equity Financing by the aggregate amount of additional consideration payable in the Epicor Offer and the Epicor Merger as a result of such increase in the Offer Price; (iv) following the Epicor Offer Closing, Parent will acquire the Support Agreement Shares (as defined in the Epicor Merger Agreement) and exercise the Top-Up Option (as defined in the Epicor Merger Agreement) to the extent necessary to enable Parent to complete each of the Epicor Offer, the Epicor Merger and the Merger concurrently on the same Business Day and otherwise use its reasonable best efforts to consummate the Epicor Merger as soon as possible after the Epicor Offer Closing; (v) Parent will keep the Company informed on a current basis of all material developments with respect to the Epicor Merger Agreement and the transactions contemplated thereby; (vi) Parent will provide the Company with a reasonable opportunity to review, and consider in good faith any comments provided by the Company to, the Schedule TO, the Schedule 14D-9, the Proxy Statement (each as defined in the Epicor Merger Agreement), any amendments the foregoing and any other material filings made by Parent or Epicor with the SEC; (vii) (A) Parent will extend the Epicor Offer to the extent required by Section 2.1 of the Epicor Merger Agreement, (B) will not extend the Epicor Offer in any manner without the Company’s consent in the event Epicor’s consent or agreement is required to extend the Epicor Offer in such manner and (C) on and after July 5, 2011, Parent will, if requested in writing by the Company, cause the Epicor Offer to be terminated to the extent that Epicor has the right to cause Parent to terminate the Epicor Offer pursuant to Section 2.1(b) of the Epicor Merger Agreement; (viii) Parent will provide prompt notice to the Company if it becomes aware of any material breach of any covenant of Epicor contained in the Epicor Merger Agreement or if Parent becomes aware that any representation or warranty of Epicor in the Epicor Merger Agreement is not true and correct in all material respects; (ix) Parent shall (x) not, without the prior written approval of the Company, enter into or agree to any amendment, supplement, modification or waiver of (1) (A) Section 2.6, Section 6.25, Section 7.2(d), Section 8.3(c) if it would adversely affect the Company or its Affiliates, Section 9.10 or clause (d)(v) of Annex I of the Epicor Merger Agreement or (B) to the extent it would adversely affect any rights of the Company under this Agreement, Section 7.1, Section 7.2, Section 8.1, Section 8.2, Section 8.3 or Annex I of the Epicor Merger Agreement, or (2) any other Section of the Epicor Merger Agreement to the extent such amendment, supplement, modification or waiver of such other Section would reasonably be expected to impair or significantly delay the consummation of the Epicor Offer or the Epicor Merger and (y) provide the Company with a copy of any such proposed amendments, modifications, or supplements to the Epicor Merger Agreement at least two (2) Business Days prior to the execution thereof; (x) Parent will take all necessary actions to enforce its rights against Epicor in the event of any breach by Epicor of the Epicor Merger Agreement, except where such breach would not impede or delay the consummation of the Merger, the Epicor Offer or the Epicor Merger; and (xi) Parent will not waive any of its rights or remedies under the Epicor Merger Agreement if doing so could impede or delay the Epicor Merger (thereby impeding the consummation of the Closing). Without the prior written approval of the Company, Parent shall not terminate the Epicor Merger Agreement pursuant to Section 8.1(a) thereof.

7.20 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any Legal Proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby.

7.21 Deliverables. Prior to the Closing, the Company shall deliver to Parent (i) duly signed resignations, effective as of the Effective Time, of all non-executive and non-employee members of the Board of Directors of the Company designated by Parent to the Company in writing, (ii) a certified copy of the resolutions of the Company’s board of directors authorizing (and recommending to the stockholders of the Company to authorize) the execution and delivery of this Agreement and the consummation of the Merger; and (iii) a copy of the Escrow Agreement duly executed by the Stockholder Representative.

7.22 Certain Tax Matters; Repatriation of Cash.

(a) Subject to clause (c) below, the Company shall use reasonable efforts prior to the Closing to undertake the steps necessary to minimize potential Tax liability of Activant Solutions Canada Limited under subsection 15(2) of the Income Tax Act (Canada) and any related United States taxes of Activant Solutions Inc. (the “Canadian Tax Actions”) and will cooperate and consult with Parent to effect such steps, which may include: (i) causing Activant Solutions Inc. to form a new United States holding company and causing Activant Solutions Canada Limited to be contributed to such company, (ii) causing Activant Solutions Canada

Limited to pursue a voluntary disclosure agreement with the Canada Revenue Agency related to potential Tax liability of Activant Solutions Canada Limited under subsection 15(2) of the Income Tax Act (Canada), (iii) causing Activant Solutions Inc. to repay any intercompany loan payable to Activant Solutions Canada Limited and (iv) causing Activant Solutions Canada Limited to distribute any cash and cash equivalents to the United States, which may be done by way of repayment of intercompany balances, reduction of paid up capital for Canadian tax purposes, or dividend.

(b) Notwithstanding clause (a) above and subject to clause (c) below, the Company shall use reasonable efforts to cause Activant Solutions Canada Limited to distribute all cash and cash equivalents to the United States prior to the Closing and will cooperate and consult with Parent to effect such distributions (the “Repatriation Actions”).

(c) The Company and its Subsidiaries shall, and shall cause their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to, (i) not take any action in connection with or related to the Canadian Tax Actions and the Repatriation Actions without obtaining Parent’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) and (ii) prior to taking any such action, cooperate with Parent and Parent’s representatives and keep them timely informed on all matters related to the Canadian Tax Actions and the Repatriation Actions.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Parent in whole or in part in Parent’s sole discretion and to the extent permitted by applicable Law):

(a) (1) (i) the representations and warranties of the Company set forth in this Agreement (other than (x) clause (a) of the first sentence of Section 5.1 and Sections 5.2, 5.4(a) and 5.5(b) and (y) those other representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties, other than “Material Adverse Effect” in Section 5.8(a)(ii)), and (ii) the representations and warranties of the Company set forth in this Agreement that address matters as of particular dates (other than clause (a) of the first sentence of Section 5.1 and Sections 5.2, 5.4(a) and 5.5(b)) shall be true and correct as of such dates (without giving effect to materiality, Material Adverse Effect, or similar phrases in the representations and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect; (2) the representations and warranties set forth in clause (a) of the first sentence of Section 5.1 and Sections 5.2, 5.4(a) and 5.5(b) shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representatives and warranties shall continue as of the Closing Date to be true and correct in all material respects as of such specific date); and (3) Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effect;

(b) the Company shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Parent shall have received a certificate signed by an executive officer of the Company, dated the Closing Date, to the foregoing effect;

(c) there shall not be any Law or Order in effect which has the effect of enjoining or otherwise prohibiting the consummation of the Merger;

(d) the waiting period (or any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired (or early termination or approval, as applicable, shall have been granted);

(e) Parent shall have received a copy of the executed action by written consent of the Stockholders evidencing the Stockholder Approval in accordance with the terms of Section 7.16;

(f) the conditions set forth in Sections 7.1 and 7.2 (other than Section 7.2(d)) of the Epicor Merger Agreement shall have been satisfied or waived in writing in accordance with the terms of the Epicor Merger Agreement (it being understood and agreed that the consummation of the Epicor Merger will be conclusive evidence of the waiver of any such conditions that shall not have been satisfied); and

8.2 Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a) (1) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than (x) Section 6.2 and (y) those other representations and warranties that address matters as of particular dates) shall be true and correct as of the Closing Date as though then made at and as of the Closing Date (without giving effect to materiality or similar phrases in the representations and warranties), and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement that address matters as of particular dates (other than Section 6.2 ) shall be true and correct as of such dates (without regard to materiality or similar phrases in the representations and warranties), except where the failure of such representations and warranties referenced in the immediately preceding clauses (i) and (ii) to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger to consummate the transactions contemplated by this Agreement; (2) the representations and warranties set forth in Section 6.2 shall be true and correct in all material respects as of the Closing Date as though made at and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representatives and warranties shall continue as of the

Closing Date to be true and correct in all material respects as of such specific date); and (3) the Company shall have received a certificate signed by an executive officer of Parent and Merger Sub, dated the Closing Date, to the foregoing effect;

(b) Parent and Merger Sub shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent or Merger Sub on or prior to the Closing Date, and the Company shall have received a certificate signed by an executive officer of Parent and Merger Sub, dated the Closing Date, to the foregoing effect;

(c) there shall not be any Law or Order in effect which has the effect of enjoining or otherwise prohibiting the consummation of the Merger;

(d) the waiting period (or any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired (or early termination or approval, as applicable, shall have been granted); and

(e) the Company shall have received the executed action by written consent of the Stockholders evidencing the Stockholder Approval in accordance with the terms of Section 7.16.

8.3 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 8.1 or 8.2, as the case may be, if such failure was caused by such party’s (or in the case of Parent or Merger Sub, either such party’s) failure to perform its obligations under this Agreement.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1 No Other Representations.

(a) PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE TO THE COMPANY’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PARENT, MERGER SUB OR THEIR

AFFILIATES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES). IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THE COMPANY MAKES NO, AND HAS NOT MADE ANY, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST DELIVERED TO PARENT WITH RESPECT TO THE PERFORMANCE OF THE COMPANY EITHER BEFORE OR AFTER THE CLOSING DATE. PARENT AND MERGER SUB SPECIFICALLY ACKNOWLEDGE AND AGREE THAT THE COMPANY MAKES NO, AND HAS NOT MADE ANY, REPRESENTATIONS OR WARRANTIES TO PARENT OR MERGER SUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY.

(b) THE COMPANY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE VI (AS MODIFIED BY THE SCHEDULES HERETO), NONE OF PARENT, MERGER SUB OR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT OR MERGER SUB, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE COMPANY SPECIFICALLY ACKNOWLEDGES AND AGREE TO PARENT’S AND MERGER SUB’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PARENT, MERGER SUB OR THEIR AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO THE COMPANY OR ITS AFFILIATES BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF PARENT, MERGER SUB OR ANY OF THEIR AFFILIATES).

9.2 No Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any agreement delivered pursuant to this Agreement shall not survive beyond the Effective Time and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Effective Time, on the part of any party or any of its officers, directors, agents or Affiliates, except for those covenants and agreements and other provisions contained herein that by their terms apply or are contemplated to be performed in whole or in part after the Effective Time.

ARTICLE X

MISCELLANEOUS

10.1 Remedies.

(a) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent and Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement or the Equity Commitment Letter, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and the Equity Commitment Letter by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement and the Equity Commitment Letter, and this right shall include the right of the Company to cause Parent and Merger Sub to fully enforce the terms of the Equity Commitment Letter and the Debt Commitment Letter, including by requiring Parent and Merger Sub to file one or more lawsuits against the counterparty to the Equity Commitment Letter and the Debt Financing Sources to fully enforce the obligations of the counterparty to the Equity Commitment Letter and the Debt Financing Sources under the Equity Commitment Letter and the Debt Commitment Letter, respectively.

(b) Notwithstanding the right of the Company to obtain an injunction or other appropriate form of specific performance or equitable relief described in Section 10.1(a), no such right may be enforced to cause the Merger to be consummated or the Merger Consideration to be paid or the amounts committed to be funded under the Equity Commitment Letter (the “Equity Financing”) to be funded in order to finance the Closing (whether under this Agreement or the Equity Commitment Letter), unless;

(i) (A) all of the conditions set forth in Section 8.1 (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing Date were the date that notice of termination of this Agreement is delivered by the Company to Parent) have been satisfied as of the time when Closing is required to have occurred pursuant to Section 2.2, (B) either (x) the lenders party to the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 7.11, the lenders party to the commitments with respect thereto) have irrevocably and unconditionally confirmed in writing that the financing provided for by the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 7.11, pursuant to the commitments with respect thereto) will be funded at the Closing if the Equity Financing is funded at the Closing, or (y) the amounts committed to be funded under the Debt Commitment Letter (or, if alternative financing is being used in accordance with Section 7.11, pursuant to the commitments with respect thereto) (the “Debt Financing”) have been funded or will be funded at the Closing if the Equity Financing is funded at the Closing and the Epicor Merger closes at or prior to the Closing, (C) the Company has irrevocably confirmed in a written notice delivered to Parent that the Closing will occur if specific performance is granted and the Equity Financing and the Debt Financing are funded, and (D) either (x) the Epicor Offer Closing has occurred or (y) if the Epicor Offer Closing has not occurred, Epicor has confirmed in writing to Parent that Epicor is ready, willing and able to consummate the Epicor Merger;

(ii) with respect to any funding of the Equity Financing to occur at the Closing, the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and the Debt Financing are funded, then the Closing will occur.

For the avoidance of doubt, the provisions of this Section 10.1(b) will not apply to any action seeking to cause the Equity Financing to be funded in order to fund the payment of the Termination Fee or any other payments made pursuant to the terms and conditions of Section 4.3 of this Agreement.

(c) Subject to Section 10.1(b), each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or Parent or Merger Sub, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Company or Parent and Merger Sub, as applicable, under this Agreement. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 10.1, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement or the Equity Commitment Letter (including monetary damages) and (y) nothing set forth in this Section 10.1 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 10.1 prior or as a condition to exercising any termination right under Article IV (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 10.1 or anything set forth in this Section 10.1 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IV or pursue any other remedies under this Agreement or the Equity Commitment Letter that may be available then or thereafter.

(d) Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. For the avoidance of doubt, while the Company may pursue both a grant of specific performance as and only to the extent expressly permitted by Section 10.1 and the payment of the Termination Fee and the related costs, expenses and interest as provided by Section 4.3(a), under no circumstances shall the Company be permitted or entitled to receive both such grant of specific performance that results in the Closing and payment of the Termination Fee.

10.2 Payment of Transfer Taxes. All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne 50% by the Company (and shall be deemed a Transaction Cost) and 50% by the Surviving Corporation.

10.3 Expenses. Except as otherwise provided in this Agreement, each of the Company, Parent and Merger Sub shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Parent and Merger Sub shall pay the fees and expenses of the Company to the extent required pursuant to Sections 7.4, and 7.12 and 7.17. The fees and expenses of the Escrow Agent relating to the Working Capital Escrow Agreement shall be paid 50% by Parent and 50% by the Stockholders and Common Optionholders (and the portion payable by the Stockholders and Common Optionholders shall be paid from the Working Capital Escrow in accordance with the Working Capital Escrow Agreement).

10.4 Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits and Schedules hereto), the Share Repurchase Agreement, the Support Agreement, Working Capital Escrow Agreement, Termination and Release Agreement and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, only by written instrument making specific reference to this Agreement signed by each of Parent, Merger Sub, the Company and the Stockholders Representative, provided that after the Closing no amendment may be made to Sections 4.3(f), 4.3(g), 7.7, 7.8, 7.12, 10.10 or 10.11 that adversely affects any third party beneficiary of such Section without the written consent of such third party beneficiary. Any provision of this Agreement can be waived only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of such waiver is sought. No action taken pursuant to this Agreement shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.5 Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, except that, to the extent required under the Debt Commitment Letter, the law of the State of New York shall apply and govern. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, if such court is not available, any other Delaware State court or Federal court of the United States of America sitting in the State of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such

Delaware Court of Chancery (or, if such court is not available by other Delaware State court or in a Federal court sitting in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or any other Delaware State court or in any such Federal court, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth below shall be effective service of process for any suit, action or proceeding brought in any such court. No party hereto shall, or shall permit any of its Affiliates to, bring, or support the bringing of, any claim (including any cross-claim or third-party claim), whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of, or relating in any way to, the Debt Commitment Letter or the performance thereof, anywhere other than in Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the southern District of New York (and appellate courts thereof).

10.6 Waiver of Jury Trial. EACH OF THE COMPANY, STOCKHOLDERS’ REPRESENTATIVE, PARENT AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY, THE STOCKHOLDERS’ REPRESENTATIVE, PARENT OR MERGER SUB IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

10.7 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission) or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

Activant Group Inc.

7683 Southfront Road

Livermore, CA 94551

Facsimile: (925) 373-2075

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 251-5002

Attention: Richard Capelouto

If to Parent, Merger Sub or the Surviving Corporation, to:

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Facsimile: (212) 646-7242

Attention:  Jason Wright

                   Magnus Mattsson

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Facsimile: (212) 446-6460

Attention:  Eunu Chun

                   Ariel Yehezkel

If to the Stockholders’ Representative:

Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, California 94111

Facsimile: (415) 788-0176

Attention:  David Tunnell

                   Arrie Park

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

Facsimile: (650) 251-5002

Attention: Richard Capelouto

10.8 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9 Binding Effect; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except (i) as contemplated by Section 7.7, (ii) Sections 4.3(f) and 10.10 shall be for the benefit of, and enforceable by each of the Parent Related Parties, (iii) Sections 4.3(f), 10.5 and 10.6 shall be for the benefit of, and enforceable by each of the Debt Financing Sources, (iv) Sections 4.3(g), 10.10 and 7.12 shall be for the benefit of, and enforceable by each of the Company Related Parties, (v) Section 10.11 shall be for the benefit of, and enforceable by, each of the Fund Stockholders and STB, (vi) Section 7.8 shall be for the benefit of, and enforceable by, the Stockholders’ Representative on behalf of each of the Stockholders and their Affiliates, and (vii) that Sections 3.1, 3.3 and 3.7 shall be for the benefit of, and enforceable by, the Stockholders’ Representative on behalf of each of the Stockholders and Common Optionholders.

(b) No assignment of this Agreement or of any rights or obligations hereunder may be made by the Company, Parent or Merger Sub, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto (such consent not to be unreasonably conditioned, delayed or withheld) and any attempted assignment without the required consents shall be void, except that at and after the Effective Time, Parent and Merger Sub may collaterally assign their rights hereunder to any lender or other debt financing source of Parent and Merger Sub without the Company’s consent. No assignment of any obligations hereunder shall relieve the assigning party of any such obligations or of any liability for any breach by such party or its assignee of any such obligations unless otherwise consented to by each of the other parties to this Agreement.

10.10 Non-Recourse. Except to the extent otherwise set forth in the Equity Commitment Letter, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement or the Equity Commitment Letter (and then only to the extent of the specific obligations undertaken by such named party in this Agreement or the Equity Commitment Letter and not otherwise), no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

10.11 Provision Respecting Legal Representation. It is acknowledged by each of the parties hereto that each of the Company and certain Affiliates of Hellman & Friedman LLC who are Stockholders (the “Fund Stockholders”) have retained Simpson Thacher & Bartlett LLP (“STB”) to act as its counsel in connection with the transactions contemplated hereby and that STB has not acted as counsel for any other party in connection with the transactions contemplated hereby and that none of the other parties has the status of a client of STB for conflict of interest or any other purposes as a result thereof. Parent, Merger Sub and the Company hereby agree that, in the event that a dispute arises after the Closing between Parent and the Stockholders, STB may represent any or all of the Stockholders in such dispute even though the interests of the Stockholders may be directly adverse to Parent, the Company or any of its Subsidiaries, and even though STB formerly may have represented the Company or any of its Subsidiaries in a matter substantially related to such dispute. Parent further agrees that, in connection with any future dispute between Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, on the one hand, and any of the Stockholders or their respective Affiliates, on the other hand, with respect to the transactions contemplated by this Agreement, as to all communications among STB, the Company, any of its Subsidiaries and any Stockholder solely to the extent they relate specifically to the transactions contemplated by this Agreement, the attorney-client privilege belongs to the applicable Stockholder and may be controlled by such Stockholder and shall not pass to or be claimed by Parent, the Company or any of its Subsidiaries. Notwithstanding the foregoing, STB shall respect the confidentiality and/or privileged nature of any information in its possession regarding the Company and any of its Subsidiaries as against Persons other than the parties hereto and the Stockholders.

10.12 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement on a timely basis. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub and the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 10.12 or elsewhere in this Agreement.

10.13 Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

EAGLE PARENT, INC.

By:	/s/ Jason Wright
Name:	Jason Wright
Title:	President

MERGER SUB:

SUN5 MERGER SUB, INC.

By:	/s/ Jason Wright
Name:	Jason Wright
Title:	President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY:

ACTIVANT GROUP INC.

By:	/s/ Pervez Qureshi
Name:	Pervez Qureshi
Title:	President

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

STOCKHOLDERS’ REPRESENTATIVE:

HELLMAN & FRIEDMAN CAPITAL PARTNERS V, L.P.

By: Hellman & Friedman Investors V, L.P., its general partner

By: Hellman & Friedman LLC, its general partner

By:	/s/ David Tunnell
	Name:	David Tunnell
	Title:	Managing Director

Signature Page to Agreement and Plan of Merger